STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (“Agreement”) dated as of August 17, 2007, is entered into by and among Shumate Industries, Inc., a Delaware corporation (the “Buyer”), Sunbelt Machine Works Corporation, a Texas corporation (the “Company”), and each of the stockholders set forth on Schedule 1 hereto (collectively, the “Stockholders”). Capitalized terms used in this Agreement shall have the meanings set forth or referenced in Exhibit A.

W I T N E S S E T H :

WHEREAS, the Stockholders own all of the issued and outstanding shares of common stock, par value $1.00 per share, of the Company (the “Shares”), with each Stockholder owning the number of Shares set forth, opposite each Stockholder’s name on Schedule 1;

WHEREAS, the Buyer is willing to buy from the Stockholders, and the Stockholders are willing to sell to the Buyers, the Shares at Closing on the terms and conditions and in reliance on the representations and warranties and mutual covenants herein set forth;

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE 1

PURCHASE AND SALE OF THE SHARES

Section 1.1 Purchase and Sale.  Upon the basis of the representations and warranties herein contained and on the terms and subject to the conditions of this Agreement, on the Closing Date and effective as of the Closing each Stockholder shall sell, convey, assign, transfer and deliver to the Buyer, and the Buyer shall purchase from each Stockholder, that number of Shares, each as set forth opposite the name of such Stockholder on Schedule 1 hereto, free and clear of all Encumbrances, in exchange for the Purchase Price (as defined below)(the “Stock Purchase”).

Section 1.2 Purchase Price.  The aggregate purchase price for the Shares shall be $14,500,000 (the “Purchase Price”), payable as follows:

(a) Cash in the amount of $9,000,000 (which amount may be adjusted pursuant to the Working Capital Adjustment set forth under Section 7.8(b) hereof), payable in immediately available funds by wire transfer at the Closing to the Stockholders (to each, per their respective Pro Rata Portion), to be notified in writing or email to Buyer reasonably in advance (the “Cash Consideration”);

(b) To each Stockholder a Pro Rata Portion of a promissory note, in the form attached hereto as Exhibit B, such promissory notes (each, a “Note” and collectively, the “Notes”) having a aggregate value of $2,500,000 (the “Note Consideration”);

(c) To each Stockholders a Pro Rata Portion of shares of Buyer’s common stock, $0.001 par value per share (“Buyer Common Stock”) having an aggregate value of Two Million Five Hundred Thousand Dollars ($2,500,000), such number of shares to be determined by taking the average of the closing prices of the Buyer Common Stock on the Over the Counter Bulletin Board (the “Average Price”) during the thirty (30) trading days immediately preceding the earlier of (i) the filing of a current report on Form 8-K with the Securities and Exchange Commission announcing the execution of this Agreement (the “Announcing 8-K”) or (ii) Closing Date and dividing such Average Price into $2,500,000 (the “Stock Consideration”); and

(d) the assumption of approximately $500,000 of Liabilities of the Company (the “Liability Assumption”), The Cash Consideration, the Note Consideration, the Stock Consideration and the Liability Assumption are hereinafter sometimes referred to as the “Total Consideration”.

Section 1.3 Surrender of Certificates.

(a) The Corporate Secretary of Buyer, or an institution selected by Buyer, shall serve as the exchange agent (the “Exchange Agent”) for the Stock Purchase.

(b) Prior to the Closing Date, Buyer shall make available to the Exchange Agent for exchange in accordance with this Article 1, all of the Cash Consideration, Note Consideration and Stock Consideration (other than additional cash, if any, due to the Working Capital Adjustment) payable pursuant to Section 1.2 hereof in exchange for the Shares; provided, however, that, on behalf of the Stockholders, Buyer shall deposit into the Escrow Fund (as defined in Section 7. hereof) the Stock Consideration, otherwise payable to the Stockholders pursuant to Section 1.2 hereof. Each Stockholder shall be deemed to have contributed his or her Pro Rata Portion of the Escrow Amount to the Escrow Fund.

(c) On or after the date hereof, Buyer shall or shall cause the Exchange Agent to, mail a letter of transmittal, in the form attached hereto as Exhibit C (the “Letter of Transmittal”), to each Stockholder at the address set forth below each Stockholders’ name in Schedule 1. After receipt of such Letter of Transmittal, the Stockholders will deliver the certificates representing their Shares to the Exchange Agent for assignment to Buyer together with a duly completed and validly executed Letter of Transmittal. Upon delivery of a stock certificate representing Shares for assignment to Buyer to the Exchange Agent pending Closing, or such other agent or agents as may be appointed by Buyer, together with such Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such stock certificate shall be entitled to receive from the Exchange Agent in exchange therefor, all of the Cash Consideration, Note Consideration and Stock Consideration (less the Stock Consideration to be deposited in the Escrow Fund on such Stockholder’s behalf pursuant to Section 1.3(b) and Article 7 hereof) to which such holder is entitled pursuant to Section 1.2 hereof, and all stock certificates so delivered shall be assigned to Buyer. Until so delivered, each stock certificate representing Shares outstanding after the Closing Date will be deemed from and for all corporate purposes thereafter, to evidence only the right to receive the portion of the Total Consideration for which such shares of Company Stock shall have been so exchanged. Should the Agreement fail to close, Exchange Agent will deliver the Shares back to each of the Stockholders, and the preceding sentence shall no longer apply. No payments of any portion of the Total Consideration will be made until the holder of such Shares surrenders his, her or its stock certificate(s) pursuant hereto.

(d) Notwithstanding anything to the contrary in this Section 1.3, neither the Exchange Agent, the Buyer, nor any party hereto shall be liable to a holder of shares of Company Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

Section 1.4 Lost, Stolen or Destroyed Certificates. In the event any certificates evidencing Shares shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to Section 1.1 hereof; provided, however, that Buyer may, in its discretion and as a condition precedent to the issuance thereof, require the Stockholder who is the owner of such lost, stolen or destroyed certificates to either (i) deliver a bond in such amount as it may reasonably direct or (ii) provide an indemnification agreement in a form and substance acceptable to Stockholder, against any claim that may be made against Buyer or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

Section 1.5 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Isaacks & Associates, Ltd, L.L.P., 12777 Jones Road, Suite 100, Houston, Texas 77060, at 10:00 a.m. local time within 48 hours of satisfaction or waiver of all closing conditions set forth in Article 6, or such later date or time as the parties hereto may agree in writing (the “Closing Date”).

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND
THE STOCKHOLDERS

Except as specifically set forth in the disclosure schedule delivered by the Company and the Stockholders to Buyer at or prior to the execution of this Agreement (the “Company to its knowledge Disclosure Schedule”), the parts of which are numbered to correspond to the Section numbers of this Agreement, the Company and, severally and not jointly to his or its knowledge, each of the Stockholders, hereby represent and warrant to Buyer:

Section 2.1 Due Organization; Good Standing; Authority; Binding Nature of Agreements.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; (iii) to perform its obligations under all Company Contracts; and (iv) to enter into and perform all of its obligations under the Transactional Agreements to which it is a party.

(b) Except as set forth on Section 2.1(b) of the Company Disclosure Schedule, the Company has never conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or name other than the name set forth in its articles of incorporation, as amended.

(c) The Company is not qualified as a foreign corporation in any jurisdictions and the nature of its business or the ownership or leasing of its properties does not requires any such qualification, except where the failure to so qualify and be in good standing would not have a Company Material Adverse Effect.

(d) Neither the Company nor any of the Stockholders has approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of the Company or the winding up or cessation of the Company’s business or affairs.

(e) Except as set forth on Section 2.1(e) of the Company Disclosure Schedule, the Company has no subsidiaries, and the Company does not own, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity.

(f) Each of the Transactional Agreements to which the Company is a party constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms and conditions, subject to (i) bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally; and (ii) general principles of equity.

Section 2.2 Articles of Incorporation and Bylaws; Records.

(a) The Company has delivered to Buyer true and complete copies of: (i) the Company’s articles of incorporation and bylaws, including all amendments thereto; (ii) the stock records of the Company; and (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the Stockholders, and any predecessor thereto, and the board of directors of the Company, and any predecessor thereto. There have been no meetings or other proceedings of the Stockholders, or any predecessor thereto, or the board of directors of the Company, or any predecessor thereto which required board or shareholder action, that are not reflected in such minutes or other records.

(b) Except as set forth on Section 2.2(b) of the Company Disclosure Schedule, there has not been any violation of any of the provisions of the Company’s articles of incorporation or bylaws or of any resolution adopted by the Stockholders or the Company’s board of directors, and to the knowledge of the Company no event has occurred, and no condition or circumstance exists, that likely would (with or without notice or lapse of time) constitute or result directly or indirectly in such a violation except where such violation would not constitute a Company Material Adverse Effect.

(c) Except as set forth on Section 2.2 of the Company Disclosure Schedule, the minute books of the Company (copies of which have been provided to Buyer) are accurate, up to date and complete in all respects, and such minute books of the Company and any predecessor thereto are in the actual possession and direct control of the Company.

Section 2.3 Capitalization; Ownership of Stock. As of the date of this Agreement:

(a) The authorized capital stock of the Company consists of 2,000,000 shares of Company Common Stock. As of the date of this Agreement, the outstanding capital of the Company consists of 1,000 shares of Company Common Stock. All of such Company Stock are owned of record by the Stockholders, free and clear of any Encumbrances imposed by the Company. Section 2.3(a) of the Company Disclosure Schedule includes a list of all Stockholders and the number of shares of Company Common Stock held thereby, in each case indicating which of such stock is restricted stock. The Company has no Company Stock Options or Company Warrants issued or outstanding

(b) All of the shares of Company Common Stock currently outstanding (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable, and (iii) have been issued in full compliance with all applicable securities laws and other applicable Legal Requirements, except where such noncompliance would not result in a Company Material Adverse Effect.

(c) Except as described in Section 2.3(a) of the Company Disclosure Schedule, there is no (i) outstanding preemptive right, subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that likely would directly or indirectly give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.

(d) Since December 31, 2006, the Company has neither repurchased, redeemed or otherwise reacquired, and has not agreed, committed or offered (in writing or otherwise) to reacquire, any shares of its capital stock or other securities. Any securities reacquired by the Company were (or will have been) reacquired in full compliance with the applicable provisions of all applicable Legal Requirements.

Section 2.4 Financial Statements.

(a) The Company is currently having an accounting firm authorized to practice before the Securities and Exchange Commission conduct an audit of the balance sheet of the Company, as of December 31, 2006 and the related statements of operations, shareholders’ equity and cash flows for the two years then ended (the “Company Audited Financial Statements”), and such audit shall be completed prior to Closing. The Company Audited Financial Statements will be true and accurate, in accordance with the books and records of Company in all material respects. Except as disclosed therein, the Company Audited Financial Statements (i) will be in accordance with the books and records of the Company and will be prepared in conformity with generally accepted accounting principles as in effect in the United States. (“GAAP”) consistently applied for all periods, and (ii) will present fairly the financial position of the Company as of the respective dates thereof, and the results of operations, and changes in shareholders’ equity and changes in cash flow for the periods then ended, all in accordance with GAAP consistently applied for all periods.

(b) The Company has delivered to Buyer the unaudited balance sheets of Scantlin Machine Works Ltd. as of January 31, 2007 (the “Unaudited Interim Balance Sheet”) and related unaudited statements of operations for the one month then ended, a copy of which is attached hereto as Exhibit D.

(c) Except as set forth on Section 2.4(c) of the Company Disclosure Schedule, at the date of the Unaudited Interim Balance Sheet, (i) the Company and Scantlin Machine Works Ltd. on a consolidated basis had no Liabilities of any nature required by GAAP to be provided for in such Unaudited Interim Balance Sheet which were not provided for, (ii) the Company and Scantlin Machine Works Ltd. on a consolidated basis had no Liabilities of any nature which were not required by GAAP to be provided for in the Unaudited Interim Balance Sheet, and (iii) all reserves established by the Company and Scantlin Machine Works Ltd. on a consolidated basis and set forth in the Unaudited Interim Balance Sheet were adequate in all material respects for the purposes for which they were established.

(d) Except as set forth in Section 2.4(d) of the Company Disclosure Schedule, since the date of the Unaudited Interim Balance Sheet, the Company has no (and Scantlin Machine Works Ltd. had no) Liabilities in excess of $15,000 individually or $35,000 in the aggregate, except for (i) Liabilities identified as such in the “liabilities” column of the Unaudited Interim Balance Sheet; (ii) accounts payable incurred and accrued by the Company in the Ordinary Course of Business since the date of the Unaudited Interim Balance Sheet; and (iii) fees and expenses associated with the transactions contemplated hereby (such fees and expenses to be subject to Article 9 hereof).

Section 2.5 Absence of Changes. Except as set forth in Section 2.5 of the Company Disclosure Schedule, from the date of the Unaudited Interim Balance Sheet to the date of this Agreement:

(a) there has not been any Company Material Adverse Effect, and no event has occurred that likely would have a Company Material Adverse Effect;

(b) there has not been any material loss, damage or destruction to any of the Company’s assets not covered by insurance;

(c) the Company has not (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities, except for the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Company pursuant to agreements under which the Company has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, which repurchases are reflected in the Company Disclosure Schedules delivered in accordance with Section 2.3(d) hereof;

(d) the Company has not sold or otherwise issued any shares of capital stock or any other securities, except pursuant to the Company Stock Option Plan or upon exercise or conversion of exercisable or convertible securities which exercises and conversions are reflected in the Company Disclosure Schedules delivered in accordance with Section 2.3 hereof;

(e) the Company has not amended its articles of incorporation or bylaws and has not effected or been a party to any recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(f) the Company has not purchased or otherwise acquired any asset from any other Person, except for assets acquired by the Company in the Ordinary Course of Business;

(g) the Company has not leased or licensed any asset from any other Person, except for assets leased or licensed in the Ordinary Course of Business;

(h) the Company has not made any individual capital expenditure, measured by invoice amount, in excess of $15,000;

(i) the Company has not sold or otherwise transferred, and has not leased or licensed, any asset to any other Person except in the Ordinary Course of Business;

(j) the Company has not written off as uncollectible, or established any reserve with respect to, any account receivable or other indebtedness of $25,000 or more;

(k) the Company has not pledged or hypothecated any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance;

(l) the Company has not made any loan or advance to any other Person, including without limitation, any shareholder (excluding routine advances to employees and consultants for expenses not exceeding $3,000 in any individual case or $15,000 in the aggregate);

(m) the Company has not (i) established or adopted any Plan or (ii) paid any bonus or made any profit sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees other than salary increases for non-officer employees in the Ordinary Course of Business and consistent with the Company’s review and compensation practices then in force and the Company has not adopted any review or compensation policies;

(n) the Company has not entered into, and neither the Company nor any of the assets owned or used by the Company has become bound by, any Contract, except in the Ordinary Course of Business;

(o) no Contract by which the Company or any of the assets owned or used by the Company is or was bound, or under which the Company has or had any rights or interest, has been amended or terminated, except in the Ordinary Course of Business;

(p) there has been no borrowing or agreement to borrow by the Company or change in the contingent obligations of the Company by way of guaranty, endorsement, indemnity, or otherwise or grant of a mortgage or security interest in any property of the Company (other than endorsements of checks and indemnities and warranties entered into in the Ordinary Course of Business), and the Company has not incurred, assumed or otherwise become subject to any Liabilities, other than Liabilities incurred by the Company in the Ordinary Course of Business;

(q) the Company has not discharged any Encumbrance or discharged or paid any indebtedness or other Liability, except any that (i) are reflected as current liabilities in the Unaudited Interim Balance Sheet or have been incurred by the Company since the date thereof in the Ordinary Course of Business, and (ii) have been discharged or paid in the Ordinary Course of Business;

(r) the Company has not forgiven any debt or otherwise released or waived any right or claim in excess of $15,000;

(s) the Company has not changed any of its methods of accounting or accounting practices in any respect (except as required by GAAP);

(t) the Company has not entered into any material transaction or taken any other action outside the Ordinary Course of Business; and

(u) the Company has not agreed or committed (in writing or otherwise) to take any of the actions referred to in clauses (c) through (t) above.

Section 2.6 Title to Assets; Equipment; Real Property, Leases.

(a) Except as set forth in Section 2.6 to the Company Disclosure Schedule, the Company owns, and has good, valid and marketable title to, all assets it purports to own, including (i) all assets reflected on the Unaudited Interim Balance Sheet; (ii) all assets acquired by the Company since the date of the Unaudited Interim Balance Sheet; and (iii) all other assets reflected in the Company’s books and records as being owned by the Company. Except as set forth in Section 2.6 to the Company Disclosure Schedule, all of said assets are owned by the Company free and clear of any Encumbrances, except liens for current taxes and assessments not delinquent and minor Encumbrances that have arisen in the Ordinary Course of Business that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company.

(b) Section 2.6(b) of the Company Disclosure Schedule identifies all equipment, furniture, fixtures, improvements and other tangible owned by or leased to the Company.

(c) To the knowledge of the Company, each asset identified in Section 2.6(b) of the Company Disclosure Schedule (i) is free of defects and deficiencies and in good condition and repair, consistent with its age and intended use (ordinary wear and tear excepted); (ii) complies in all material respects, and is being operated and otherwise used in full compliance, with all applicable Legal Requirements; and (iii) is adequate in all material respects for the uses to which it is being put.

(d) The Company does not own any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Section 2.6(d) of the Company Disclosure Schedule (the “Leased Premises”). Section 2.6(d) of the Company Disclosure Schedule provides an accurate and complete summary description of the premises covered by said leases and the facilities located on such premises. The Company enjoys peaceful and undisturbed possession of such premises. The Company has delivered to Buyer complete copies of all such leases. The Company has no further obligations or liabilities to any Persons in connection with or arising from its occupancy of the Leased Premises, including any lease payments or restoration obligations.

(e) Except as set forth on Section 2.6(e) of the Company Disclosure Schedule, the Company does not have any tangible personal property assets that are being leased or licensed to the Company with respect to which annual lease or license payments exceed $10,000.

(f) Except as set forth on Section 2.6(f) of the Company Disclosure Schedule, all leases pursuant to which the Company leases real property are valid and effective in accordance with their respective terms and, to the Company’s knowledge, there exists no default thereunder or occurrence or condition (other than the passage of time) which could result in a default by the Company thereunder or termination thereof.

Section 2.7 Bank Accounts. Section 2.7 of the Company Disclosure Schedule accurately sets forth, with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution:

(a) the name and location of the institution at which such account is maintained;

(b) the name in which such account is maintained and the account number of such account;

(c) a description of such account and the purpose for which such account is used;

(d) the balance in such account as of July 31, 2007; and

(e) the names of all individuals authorized to draw on or make withdrawals from such account. There are no safe deposit boxes or similar arrangements maintained by or for the benefit of the Company.

Section 2.8 Receivables; Customers.

(a) The Company has made available to Buyer a list of all accounts receivable of the Company as of the Unaudited Interim Balance Sheet Date, together with an aging schedule indicating a range of days elapsed since invoice.

(b) Except as set forth on Section 2.8(b) of the Company Disclosure Schedule, all of the Company’s accounts receivable arose in the Ordinary Course of Business, are carried at values determined in accordance with GAAP consistently applied, and are collectible except to the extent of reserves therefor set forth in the Unaudited Interim Balance Sheet or, for receivables arising subsequent to December 31, 2006, as reflected on the books and records of the Company (which are prepared in accordance with GAAP consistently applied). Except as set forth on Section 2.8(b) of the Company Disclosure Schedule, no person has any Lien on any of the Company’s accounts receivable and no request or agreement for deduction or discount has been made with respect to any of the Company’s accounts receivable.

Section 2.9 Accounts Payable. Section 2.9 of the Company Disclosure Schedule (i) provides an accurate and complete breakdown and aging of the Company’s accounts payable as of May 1, 2007 and (ii) provides an accurate and complete breakdown of the Company’s long term debt as of the date of this Agreement.

Section 2.10 Proprietary Assets.

(a) Section 2.10(a) of the Company Disclosure Schedule sets forth each of the following Proprietary Assets owned by or licensed to the Company or otherwise used in connection with the Company’s business: all United States and foreign (i) patent and patent applications; (ii) registered trademarks and trademark applications; (iii) registered copyrights and applications for copyright registration; and (iv) any other such Proprietary Asset that is the subject of an application to, or certificate or registration issued by, any state, government or other public legal authority.

(b) The Company has taken reasonable measures and precautions necessary to protect the confidentiality and value of each Proprietary Asset that is owned by or licensed to the Company or that is otherwise used in connection with the Company’s business.

(c) Except as set forth on Section 2.10(c)(i) of the Company Disclosure Schedule, the Company has not granted any third party any right to manufacture, reproduce, license, use, distribute, market or exploit any of its Proprietary Assets or any adaptations, translations, or derivative works based on the Proprietary Assets or any portion thereof. Except as set forth on Section 2.10(c)(ii) of the Company Disclosure Schedule, no Company Proprietary Asset is a “derivative work” of any original work currently owned by a third party as the term “derivative work” is defined in the United States Copyright Act, Title 17, U.S.C. Section 101.

(d) The Proprietary Assets owned by or licensed to the Company include all Proprietary Assets necessary to conduct the Company’s business to the same extent and in the same manner as currently conducted. Such ownership or right to use, and to license others to use, are free and clear of, and without liability under, all claims and right of third parties (other than the licensor, and, to the Company’s knowledge, any claims and rights of third parties against such licensors).

Section 2.11 Contracts.

(a) Section 2.11(a) of the Company Disclosure Schedule lists each of the following Company Contracts:

(i) any Company Contract or series of related Company Contracts requiring in the aggregate payments after the date hereof by or to the Company of more than $50,000;

(ii) any Company Contract with or for the benefit of any current or former officer, director, shareholder, employee or consultant of the Company or, to the Company’s knowledge, a relative of any of the foregoing;

(iii) any Company Contract with any labor union or association representing any employee of the Company;

(iv) any Company Contract for the purchase or sale of materials, supplies, equipment, merchandise or services that contain an escalation, renegotiation or redetermination clause or that obligate the Company to purchase all or substantially all of its requirements of a particular product from a supplier, or for periodic minimum purchases of a particular product from a supplier in excess of $25,000;

(v) any Company Contract for sale of any of the assets or properties of the Company other than in the Ordinary Course of Business or for the grant to any Person of any options, rights of first refusal, or preferential or similar rights to purchase any such assets or properties and other than any of the Transaction Documents;

(vi) any agreement of surety, guarantee or indemnification, other than agreements in the Ordinary Course of Business with respect to obligations in an aggregate amount not in excess of $50,000;

(vii) any Company Contract containing covenants of the Company or any employee not to compete in any line of business, in any geographic area or with any Person or covenants of any other Person not to compete with the Company or in any line of business of the Company;

(viii) any Company Contract with customers or suppliers for the sharing of fees, the rebating of charges or other similar arrangements in excess of $25,000;

(ix) any Company Contract with any holder of securities of the Company as such (including, without limitation, any Company Contract containing an obligation to register any of such securities under any federal or state securities laws);

(x) any Company Contract obligating the Company to deliver services or product enhancements or containing a “most favored nation” pricing clause;

(xi) any Company Contract relating to the acquisition by the Company of any operating business or the capital stock of any other person other than as related to the Company’s merger with Scantlin Machine Works Ltd.;

(xii) any Company Contract requiring the payment to any Person of a brokerage or sales commission or a finder’s or referral fee (other than arrangements to pay commission or fees to employees in the Ordinary Course of Business) in excess of $25,000;

(xiii) any Company Contract or note relating to or evidencing outstanding indebtedness for borrowed money, including, without limitation, credit cards, open lines of credit and equipment leases in excess of $25,000;

(xiv) any lease, sublease or other Company Contract under which the Company is lessor or lessee of any real property or equipment or other tangible property with respect to obligations in excess of $50,000;

(xv) any Company Contract relating to the employment of any employee, and any Company Contract pursuant to which the Company is or may become obligated to make any severance, termination, bonus or relocation payment or any other payment (other than payments in respect of salary) in excess of $50,000, to any current or former employee or director; and

(xvii) any other material Company Contract whether or not made in the Ordinary Course of Business in excess of $50,000.

(b) Except as set forth on Section 2.11(b) of the Company Disclosure Schedule, each Company Contract is valid and in full force and effect, and is enforceable by the Company in accordance with its material terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

(c) Except as set forth on Section 2.11(c) of the Company Disclosure Schedule, neither the Company nor, to the Company’s knowledge, any other party to a Company Contract is in default under any Company Contract. No event has occurred, and, to the Company’s knowledge, no circumstance or condition exists, that likely would (with or without notice or lapse of time) (i) result in a violation or breach of any of the provisions of any Company Contract except where such violation of breach would not result in a Company Material Adverse Effect, (ii) give any Person the right to declare a default or exercise any remedy or hinder any Company Contract, (iii) give any Person the right to accelerate the maturity or performance of any Company Contract, or (iv) give any Person the right to cancel, terminate or modify any Company Contract except for the passage of time. The Company has not waived any of its rights under any Company Contract, except in the Ordinary Course of Business.

(d) (i) The Company is not a guarantor of and has not otherwise agreed to cause, insure or become liable for, and has not pledged any of its assets to secure, the performance or payment of any obligation or other Liability of any other Person except in the Ordinary Course of Business; and (ii) except as set forth on Section 2.6(d)(ii) of the Company Disclosure Schedule, the Company has never been a party to or bound by any joint venture agreement, partnership agreement, profit sharing agreement, cost sharing agreement, loss sharing agreement or similar Contract.

(e) To the knowledge of the Company, the performance of the Company Contracts will not result in any violation of or failure to comply with any Legal Requirement.

(f) There is no proposed Contract as to which any bid, offer, written proposal, term sheet or similar document has been submitted or received by the Company that would commit the Company to deliver goods or provide services with a value in excess of $50,000 and is outstanding.

(g) No party to any Company Contract has notified the Company or made a claim to the effect that the Company has failed to perform a material obligation thereunder. In addition, to the knowledge of the Company, there is no plan, intention or indication of any contracting party to any Company Contract to cause the termination, cancellation or modification of such Contract or to reduce or otherwise change its activity thereunder so as to adversely affect the benefits derived or expected to be derived therefrom by the Company.

Section 2.12 Compliance With Legal Requirements.

(a) Except as set forth on Section 2.12(a) of the Company Disclosure Schedule, the Company is in compliance with each material Legal Requirement that is applicable to it or to the conduct of its business or the ownership or use of any of its assets.

(b) To the knowledge of the Company, no event has occurred, and no condition or circumstance exists, that likely would (with or without notice or lapse of time) constitute or result directly or indirectly in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement, except such failures as would not have a Company Material Adverse Effect.

(c) Except as set forth on Section 2.12(a) of the Company Disclosure Schedule, the Company has not received any notice or other communication (in writing or otherwise) from any Governmental Body, or any other Person, regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement or (ii) any actual, alleged, possible or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature.

Section 2.13 Governmental Authorizations.

(a) Except as set forth on Section 2.13(a) of the Company Disclosure Schedule, the Company has all licenses, permits, franchises, orders or approvals of any federal, state, local or foreign governmental or regulatory body required for the conduct of the business of the Company, except where not having such license, permit, franchise, order or approval would not result in a Company Material Adverse Effect; and all are in full force and effect; and no proceeding is pending or, to the knowledge of the Company, threatened to revoke or limit any of the foregoing.

Section 2.14 Tax Matters.

(a) Except as set forth on Section 2.14(a) of the Company Disclosure Schedule, since January 1, 2002 each Tax required to have been paid, or claimed by any Governmental Body to be payable, by the Company (whether pursuant to any Tax Return or otherwise) has been duly paid in full on a timely basis. Any Tax required to have been withheld or collected by the Company has been duly withheld and collected, and (to the extent required) each such Tax has been paid to the appropriate Governmental Body.

(b) Since January 1, 2000, all Tax Returns required to be filed by or on behalf of the Company (“Company Returns”) (i) have been or will be filed when due, and (ii) have been, or will be when filed, accurately and completely prepared in material compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the date hereof, and all amounts otherwise payable in connection with the Company Returns on or before the date hereof, have been paid. The Company has made available to Buyer accurate and complete copies of Company Returns filed by the Company.

(c) The Company’s liability for unpaid Taxes for all periods ending on or before the date of the Financial Statements does not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred taxes) reported in the Financial Statements. The Company has established in the Ordinary Course of Business reserves for the payment of all Taxes for the period from the date of the Financial Statements through the date hereof and has disclosed the dollar amount of such reserves to the Buyer.

(d) Section 2.14(d) of the Company Disclosure Schedule accurately identifies each examination or audit of any Company Return that has been conducted by any Governmental Body since January 1, 2002. The Company has delivered to Buyer accurate and complete copies of all audit reports and similar documents relating to Company Returns. No extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person) that are still in effect, and no such extension or waiver has been requested from the Company.

(e) Except as set forth on Section 2.14(e) of the Company Disclosure Schedule, no claim or other Proceeding is pending or to the Company’s knowledge has been threatened against or with respect to Company in respect of any Tax. There are no unsatisfied Liabilities for Taxes with respect to any notice of deficiency or similar document received by the Company. The Company has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. The Company has not been, and will not be, required to include any adjustment in taxable income for any tax period prior to Closing (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing. The Company is in compliance with the terms and conditions of any applicable Tax exemptions, Tax agreements or Tax orders of any Governmental Body to which it may be subject or which it may have claimed, and the transactions contemplated by this Agreement will not have any adverse effect on such compliance.

(f) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company that, individually or collectively, could give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162(m) of the Code.

(g) Except as set forth on Section 2.14(g) of the Company Disclosure Schedule, the Company is not liable for Taxes incurred by any individual, trust, corporation, partnership or other entity other than Company, either as a transferee or pursuant to Treasury Regulations Section 1.1502-6, or pursuant to any other provision of federal, state or local law or regulation. Except as set forth on Section 2.14(f) of the Company Disclosure Schedule, the Company is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

(h) The Company is not a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for United States federal income tax purposes.

(i) The Company is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code and has not been a United States real property holding corporation within the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j) The Company has not been the “distributing corporation” (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the 3-year period ending as of the date of this Agreement.

Section 2.15 Employee and Labor Matters.

(a) Section 2.15(a) of the Company Disclosure Schedule accurately sets forth, with respect to each employee of the Company as of the date of this Agreement (including any employee of the Company who is on a leave of absence or on layoff status) (i) the name of such employee and the date as of which such employee was originally hired by the Company; (ii) such employee’s title; (iii) such employee’s annualized compensation as of the date of this Agreement (which will include the employee’s base salary and whether such employee is a bonus or commission employee, an approximate calculation of any bonus payable to such employee as of the date of this Agreement, and any commission schedule applicable to such employee); (iv) each Plan in which such employee participates or is eligible to participate; (v) accrued paid time off payable to such employee as of July 31, 2007; (vi) any severance that would be due upon termination with or without cause of such employee. and (vii) any Governmental Authorization that is held by such employee and that is used in connection with the Company’s business. Copies of all loans and commission plans have been made available to Buyer;

(b) Section 2.15(b) of the Company Disclosure Schedule contains a list of individuals who are currently performing services for the Company and are classified as “consultants” or “independent contractors,” and the respective compensation of each such “consultant” or “independent contractor.”

(c) Except as set forth on Section 2.15(c) of the Company Disclosure Schedule There is no former employee of the Company who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from the Company or otherwise) relating to such former employee’s employment with the Company except as is required under Section 4980B of the Code or similar applicable state law.

(d) Except as set forth on Schedule 2.15(d) of the Company Disclosure Schedule, the Company is not a party to or bound by any employment agreement or any union contract, collective bargaining agreement or similar Contract.

(e) Except as set forth on Section 2.15(e) of the Company Disclosure Schedule, the Company has never been a party to or bound by any Contract that creates or grants to any Person, or provides for the creation or grant of, any stock appreciation right, phantom stock right or similar right or interest.

(f) Except as set forth on Section 2.15(f) of the Company Disclosure Schedule, the employment of each of the Company’s employees is terminable by the Company at will. The Company has delivered to Buyer accurate and complete copies of all employee manuals and handbooks, policy statements and employment agreements relating to the employment of the current employees of the Company.

(g) To the knowledge of the Company (i) no employee of the Company intends to terminate his or her employment with the Company and the Company does not have a present intention to terminate the employment of any employee; (ii) to the Company’s knowledge, no employee of the Company has received since December 31, 2006, nor is currently considering, an offer to join a business that likely would be competitive with the Company’s business; and (iii) no employee of the Company is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that likely would have an adverse effect on (A) the performance by such employee of any of his or her duties or responsibilities as an employee of the Company, or (B) the Company’s business or operations.

(h) To the Company’s knowledge, no employee who is a party to any proprietary information, confidentiality, noncompetition, employment or similar agreement with any third party is in breach of such agreement.

(i) To its knowledge, the Company is not engaged, and has never been engaged, in any unfair labor practice (as defined under the National Labor Relations Act). Since January 1, 2004, there has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Company or any of its employees while employed by the Company. There is not now pending, and to the knowledge of the Company no Person has threatened to commence, any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute, nor has any event occurred, nor does any condition or circumstance exist, that likely would directly or indirectly give rise to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute.

(j) Each employee of the Company is in compliance with all applicable visa and work permit requirements. Except as set forth on Section 2.15(j) of the Company Disclosure Schedule, no visa or work permit held by an employee of the Company will expire during the six month period beginning at the date of this Agreement.

Section 2.16 Benefit Plans; ERISA.

(a) Section 2.16(a) of the Company Disclosure Schedule lists all written (i) Employee Benefit Plans, (ii) employment agreements, including, but not limited to, any individual benefit arrangement, policy or practice with respect to any current or former employee or director of the Company or any ERISA Affiliate, and (iii) other employee benefit, bonus or other incentive compensation, stock option, stock purchase, stock appreciation, severance pay, lay-off or reduction in force, change in control, sick pay, vacation pay, salary continuation, retainer, leave of absence, educational assistance, service award, employee discount, fringe benefit plans, arrangements, policies or practices, whether legally binding or not, and including a specific identification of those which contain severance pay or change of control provisions or pending change of control provisions, which the Company or any ERISA Affiliate maintains, contributes to or has any obligation to or liability for (collectively, the “Plans”). Except as set forth on Section 2.16(a) of the Company Disclosure Schedule, the Company is not party to any agreements regarding the payment of severance.

(b) Except as set forth in Section 2.16(b) of the Company Disclosure Schedule, none of the Plans is a Defined Benefit Plan, and neither the Company nor any ERISA Affiliate has ever sponsored, maintained or contributed to, or ever been obligated to contribute to, a Defined Benefit Plan.

(c) Except as set forth in Section 2.16(b) of the Company Disclosure Schedule, none of the Plans is a Multiemployer Plan, and neither the Company nor any ERISA Affiliate has ever contributed to, or ever been obligated to contribute to, a Multiemployer Plan.

(d) The Company does not maintain or contribute to any welfare benefit plan that provides health benefits to an employee after the employee’s termination of employment or retirement except as required under Section 4980B of the Code and Sections 601 through 608 of ERISA or similar applicable state law.

(e) Each Plan that is an Employee Benefit Plan is in material compliance with its terms and in operation with the requirements provided by any and all statutes, orders or governmental rules or regulations currently in effect and applicable to the Plan, including but not limited to ERISA and the Code.

(f) All reports, forms and other documents required to be filed with any Governmental Body or furnished to employees with respect to any Plan (including without limitation, summary plan descriptions, Forms 5500 and summary annual reports) have been timely filed or furnished and are materially accurate.

(g) Each Plan intended to qualify under Section 401(a) of the Code is the subject of a favorable determination letter (or opinion letter, if applicable) issued by the Internal Revenue Service that provides that it so qualifies through the last day of the “TRA 86 Remedial Amendment Period,” as such term is defined in Section 3.02 of Revenue Procedure 96-55 issued by the Internal Revenue Service and that its related trust is exempt from taxation under Section 501 of the Code or there is time remaining to apply for such determination letter under Section 401(b) of the Code and the Internal Revenue Service pronouncements thereunder. Nothing has occurred since the date of the Internal Revenue Service’s favorable determination letter that could adversely affect the qualification of such Plan or the tax exempt status of its related trust.

(h) All contributions for all periods ending prior to the Closing (including periods from the first day of the current plan year to the Closing) have been made prior to the Closing by the Company or the applicable ERISA Affiliate, except contributions for the payroll periods ending during the month in which the Closing occurs.

(i) All insurance premiums have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to the Plans for coverage months ending on or before the Closing.

(j) With respect to each Plan:

(i) no prohibited transactions (as defined in Section 406 or 407 of ERISA or Section 4975 of the Code) have occurred for which a statutory exemption is not available;

(ii) no action or claims (other than routine claims for benefits made in the ordinary course of Plan administration for which Plan administrative review procedures have not been exhausted) are pending, or to the Company’s knowledge, threatened or imminent against or with respect to the Plan, any employer who is participating (or who has participated) in any Plan or any fiduciary (as defined in Section 3(21) of ERISA) of the Plan which would have a Company Material Adverse Effect;

(iii) neither the Company nor, to the Company’s knowledge, any fiduciary has any knowledge of any facts which could give rise to any such action or claim; and

(iv) except as set forth on Section 2.16(j)(iv) of the Company Disclosure Schedule,  it provides that it may be amended or terminated at any time and, except for benefits protected under Section 411(d) of the Code and benefits to be provided in connection with termination of employment under contract or plan terms, all benefits payable to current, terminated employees or any beneficiary may be amended or terminated by the Company at any time without liability.

(v) there are no audits, inquiries, investigations, or proceedings pending or, to the knowledge of the Company or any ERISA Affiliate, threatened by any Governmental Body with respect to any Plan.

(k) Neither the Company nor any ERISA Affiliate has any liability or to its knowledge is threatened with any liability (whether joint or several) (i) for any excise tax imposed by Sections 4971, 4975, 4976, 4977 or 4979 of the Code, or (ii) for a fine under Section 502 of ERISA.

(l) All of the Plans listed in the Company Disclosure Schedule, to the extent applicable, are in compliance with the continuation of group health coverage provisions contained in Section 4980B of the Code and Sections 601 through 608 of ERISA.

(m) True, correct and complete copies of all documents creating or evidencing any Plan listed in the Company Disclosure Schedule including (without limitation) (i) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Plan; (ii) all IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter; (iii) all written communications to any Employee or Employees relating to any Plan and any proposed Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company received by Employees in the last two (2) years; (iv) all correspondence to or from any governmental agency relating to any Plan since January 1, 2005; (v) all COBRA forms and related notices provided since January 1, 2005 (or such forms and notices as required under comparable law); (vi) nondiscrimination test reports for each applicable Plan for the last three (3) years; (vii) all registration statements, annual reports and prospectuses prepared in connection with each Plan for the last three (3) years; and (viii) all reports, forms and other documents required to be filed with any Governmental Body in the last two (2) years (including, without limitation, summary plan descriptions, Forms 5500 and summary annual reports for all plans subject to ERISA) have been delivered to Buyer.

(n) All expenses and liabilities relating to all of the Plans described in the Company Disclosure Schedule have been, and will on the Closing be fully and properly accrued on the Company’s books and records and disclosed in accordance with GAAP and in Plan financial statements.

(o) Neither the Company nor any ERISA Affiliate has, prior to the Closing Date and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women’s Health and Cancer Rights Act of 1998, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its employees.

Section 2.17 Environmental Matters. Except as set forth on Section 2.17 of the Company Disclosure Schedule, the Company is and has been at all times in compliance in all material respects with all Environmental Laws. The Company has now and at all times has had all the necessary permits required under Environmental Laws for the operation of its business, and is not and has not been in violation of any of the terms and conditions of any of its permits. The Company has not received any notice or other communication (in writing or otherwise) that alleges that the Company is not in compliance with any Environmental Law. The Company has not generated, manufactured, produced, transported, imported, used, treated, refined, processed, handled, stored, discharged, released, or disposed of any Hazardous Materials (whether lawfully or unlawfully) at any of the Leased Premises occupied or controlled by the Company on or at any time prior to the date hereof other than common household and office products in de minimis quantities. There are not and have not been any releases or threatened releases of any Hazardous Materials in any quantity (other than common household and office products in de minimis quantities) at, on, or from the Leased Premises, and to the knowledge of the Company (a) there are no circumstances that may prevent or interfere with the Company’s compliance with any Environmental Law and (b) no former owner or user of the Leased Premises engaged in any type of manufacturing or commercial activity which might be reasonably expected to generate, manufacture, produce, transport, import, use, treat, refine, process, handle, store, discharge, release, or dispose of any Hazardous Materials (whether lawfully or unlawfully) on the Leased Premises.

Section 2.18 Sale of Products; Performance of Services. Section 2.18 of the Company Disclosure lists all Contracts pursuant to which the Company has made an express written warranty or guaranty (the “Warranty Contracts”). Except for the Warranty Contracts, the Company has not made any express warranties or guarantees relating to its products or services that are in effect as of the date hereof. Except as set forth on Section 2.18 of the Company Disclosure Schedule, no customer or other Person has ever asserted or threatened to assert any material claim against the Company (i) under or based upon any warranty provided by or on behalf of the Company, or (ii) under or based upon any other warranty relating to any product sold by the Company or any services performed by the Company. To the knowledge of the Company, no event has occurred, and no condition or circumstance exists, that likely would (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for the assertion of any such claim.

Section 2.19 Insurance.

(a) Section 2.19(a) of the Company Disclosure Schedule accurately sets forth, with respect to each insurance policy maintained by or at the expense of, or for the direct or, to the Company’s knowledge, indirect benefit of, the Company: (i) the name of the insurance carrier and the policy number of such policy; (ii) whether such policy is a “claims made” or an “occurrences” policy; (iii) a description of the coverage provided by such policy ; (iv) the annual premium payable with respect to such policy, and the cash value (if any) of such policy; and (v) a description of any claims pending, and any claims that have been asserted in the past, with respect to such policy. The Company has delivered to Buyer accurate and complete copies of all of the insurance policies identified in Section 2.19(a) of the Company Disclosure Schedule (including all renewals thereof and endorsements thereto) and binders relating thereto indicating that such policies are in full force and effect as of the date hereof.

(b) Each of the policies identified in Section 2.19(a) of the Company Disclosure Schedule is valid, enforceable and in full force and effect. The nature, scope and dollar amounts of the insurance coverage provided by said policies comply with all insurance coverage requirements of the Company Contracts.

(c) There is no pending claim under or based upon any of the policies identified in Section 2.19(a) of the Company Disclosure Schedule, and to the Company’s knowledge, no event has occurred, and no condition or circumstance exists, that likely would (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such claim.

Section 2.20 Related Party Transactions. Since January 1, 2004:

(a) To the Company’s knowledge, except as set forth in Section 2.20(a) of the Company Disclosure Schedule, no Related Party has, and no Related Party has at any time had, any direct or, except as a shareholder of the Company, indirect interest of any nature in any asset used in or otherwise relating to the business of the Company;

(b) No Related Party is, or has been indebted to the Company;

(c) To the Company’s knowledge, no Related Party has entered into, or has had any direct or indirect financial interest in, any Contract, transaction or business dealing of any nature involving the Company and no such Contract, transaction or business dealing of any nature is necessary to operate the business of the Company as it is currently conducted;

(d) To the Company’s knowledge, no Related Party is competing, or has at any time competed, directly or indirectly, with the Company in any market served by the Company;

(e) To the Company’s knowledge, no Related Party has any claim or right against the Company; and

(f) To the Company’s knowledge, no event has occurred, and no condition or circumstance exists, that likely would (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any claim or right in favor of any Related Party against the Company.

Section 2.21 Proceedings; Orders.

(a) Except as set forth on Section 2.21 of the Company Disclosure Schedule, there is no pending Proceeding, and to the knowledge of the Company, no Person has threatened to commence any Proceeding (i) that involves the Company or that otherwise relates to or likely would affect the Company’s business or any of the assets owned or used by the Company (whether or not the Company is named as a party thereto); or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions. To the knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that likely would directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

(b) Except as set forth on Section 2.21 of the Company Disclosure Schedule, since January 1, 2004 no Proceeding has been commenced by or against the Company, and no Proceeding otherwise involving or relating to the Company has been pending or, to the Company’s knowledge, threatened at any time.

(c) The Company has delivered to Buyer complete copies of all pleadings, correspondence and other written materials to which the Company has access that relate to the Proceedings identified in Section 2.21 (a) or (b) of the Company Disclosure Schedule.

(d) There is no Order to which the Company, or any of the assets owned or used by the Company, is subject.

(e) To the knowledge of the Company, no officer or employee of the Company is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the Company’s business.

(f) There is no Order, or to the knowledge of the Company, proposed Order (other than any proposed Order that would be applicable generally to the contract machine shop industry) that, if issued or otherwise put into effect, (i) likely would have a material adverse effect on the ability of the Company to comply with or perform any covenant or obligation under this Agreement or any of the other Transactional Agreements or (ii) may have the effect of preventing, delaying, making legal or otherwise interfering with any of the Transactions.

Section 2.22 Non-Contravention; Consents. Except as set forth on Section 2.22 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement or the other Transactional Agreements to which the Company, a Stockholder, or a Key Employee is a party, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of (i) any of the provisions of the Company’s certificate of incorporation or bylaws, or (ii) any resolution adopted by the Stockholders, the Company’s board of directors or any committee of the Company’s board of directors, if any;

(b) to the knowledge of the Company, contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company, or any of the assets owned or used by the Company, is subject;

(c) cause the Company to become subject to, or to become liable for the payment of, any Tax;

(d) cause any of the assets owned or used by the Company to be reassessed or revalued by any taxing authority or other Governmental Body;

(e) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or any of its employees or that otherwise relates to the Company’s business or to any of the assets owned or used by the Company;

(f) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any of the Company Contracts;

(g) give any Person the right to (i) declare a default or exercise any remedy under any Company Contract, (ii) accelerate the maturity or performance of any Company Contract, or (iii) cancel, terminate or modify any Company Contract;

(h) give any Person the right to any payment by the Company or give rise to any acceleration or change in the award, grant, vesting or determination of options, warrants, rights, severance payments or other contingent obligations of any nature whatsoever of the Company in favor of any Person, in any such case as a result of the change in control of the Company or otherwise resulting from the Transactions; or

(i) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company.

Except as set forth in Section 2.22 of the Company Disclosure Schedule, the Company will not be required to make any filing with or give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement and the other Transactional Agreements or the consummation or performance of any of the Transactions. As of the Closing Date, all such filings, notices and Consents will have been duly made, given or obtained and are in full force and effect, other than those which by their nature are required to be made, given or obtained after the execution of this Agreement, all of which shall be made, given or obtained within the time required therefor.

Section 2.23 Brokers. Except as set forth in Section 2.23 of the Company Disclosure Schedule, neither the Company nor any Stockholder has agreed or become obligated to pay, or taken any action that likely would result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Transactions.

Section 2.24 Powers of Attorney. The Company has not given a power of attorney to any Person.

Section 2.25 Voting Arrangements. Except as set forth on Section 2.25 of the Company Disclosure Schedule, to the Company’s knowledge, there are no outstanding shareholder agreements, voting trusts, proxies or other arrangements or understandings relating to the voting of any shares of the capital stock of the Company, except as contemplated by this Agreement.

Section 2.26 Full Disclosure. No statement contained in any representation or warranty contained herein or any statement contained in any certificate or schedule furnished or to be furnished by the Company to Buyer in, or pursuant to the provisions of, this Agreement contains or shall contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

Section 2.27 Complete Copies of Materials. Except as set forth in Section 2.27 of the Company Disclosure Schedule, the Company has delivered or made available true and complete copies of each document (or summaries of same) that has been requested by Buyer or its counsel.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES
OF THE STOCKHOLDERS

Except as specifically set forth in the disclosure schedule delivered by the Stockholders to the Buyer at or prior to the execution of this Agreement (the “Stockholders Disclosure Schedule”), the parts of which are numbered to correspond to the Section numbers of this Agreement, each of the Stockholders hereby severally represents and warrants to Buyer, as to himself or herself only, as of the date hereof and as of the Closing Date, as follows:

Section 3.1 Title to Shares.  Each Stockholder owns the Shares set forth opposite his/her name on Schedule 1 hereto (which in the aggregate represent all of the issued and outstanding shares of Company Common Stock) free and clear of any Encumbrance (other than restrictions imposed by applicable securities laws), and has the authority to dispose of such Shares pursuant to this Agreement.

Section 3.2 Stockholder Power and Authority.  Such Stockholder has the power and authority to execute, deliver and perform its obligations under this Agreement and the other Transactional Agreements to which such Stockholder is a party. This Agreement has been duly executed and delivered by such Stockholder, and constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement thereof may be limited by liquidation, conservatorship, bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity. Each of the Transactional Agreements to which such Stockholder is a party, when executed and delivered in accordance with the terms hereof, will constitute a legal, valid and binding obligation of such Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforcement thereof may be limited by liquidation, conservatorship, bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity.

Section 3.3 Effect of Agreement on the Stockholders.  Except as set forth on Section 3.3 of the Stockholders Disclosure Schedule, neither the execution and delivery of this Agreement nor the Transactional Agreements to which such Stockholder is a party nor the consummation of the transactions contemplated hereby or thereby will (i) result in the acceleration, breach or termination of, or the creation in any party of the right to accelerate, terminate, modify, cancel or require any notice under, any contract, lease, license, instrument or other arrangement, or other obligation or liability to which such Stockholder is a party or is bound or to which the Stockholder’s assets are subject, (ii) conflict with or violate any law, rule, regulation, ordinance, order, writ, injunction or decree applicable to the Stockholder by which any of his or her respective properties or assets is bound or affected, (iii) or result in the creation of any Encumbrance upon the Shares.

Section 3.4 Litigation.  There are no claims, actions, suits, arbitrations, grievances, proceedings or investigations pending or, to the knowledge of each Stockholder, threatened against such Stockholder, at law, in equity or before any federal, state, municipal or other governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, involving the transactions contemplated hereby.

Section 3.5 Stockholder Agreements.   There are no agreements, written or oral, between the Company and any Stockholder or between the Stockholders, relating to the acquisition (including without limitation rights of first refusal or pre-emptive rights), disposition, registration under the Securities Act of 1933, as amended, or voting of the Company Stock.

Section 3.6 Receipt of Information.   Such Stockholder has received all the information such Stockholder considers necessary or appropriate for deciding whether to purchase their respective portion of the Note Consideration and the Stock Consideration. Such Stockholder represents that it has had an opportunity to ask questions and receive answers from Buyer regarding the sale of the Note Consideration and the Stock Consideration and the business, properties, prospects, and financial condition of the Buyer and to obtain additional information (to the extent the Buyer possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to the such Stockholder or to which such Stockholder has had access. The foregoing, however, does not limit or modify in any way the representations and warranties of the Buyer contained in this Agreement, or any of the rights of such Stockholder provided for under this Agreement or any other rights it may have under applicable law.

Section 3.7 Investment Experience.   Such Stockholder represents that it is experienced in evaluating and investing in private placement transactions or securities of companies in a similar stage of development and acknowledges that it can bear the economic risk of such investment for an indefinite period of time, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of the Shares. Each Stockholder also represents that it has not been organized for the purpose of acquiring the Shares.

Section 3.8 Accredited Investor.   Such Stockholder is an “Accredited Investor,” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

Section 3.9 Restricted Securities.   Such Stockholder understands that the shares of Buyer Common Stock may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the shares of Buyer Common Stock or an available exemption from registration under the Securities Act, the shares of Buyer Common Stock must be held indefinitely. In particular, each Stockholder is aware that the shares of Buyer Common Stock may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that Rule are met. Among the conditions for use of Rule 144 may be the availability of current information to the public about the Buyer.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer hereby represents and warrants, as of the date hereof, to the Company and the Stockholders as follows:

Section 4.1 Corporate Existence and Power.   The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all necessary corporate power and authority to enter into and perform its obligations under the Transactional Agreements to which it is a part and has all necessary corporate power and authority (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use it assets in the manner in which its assets are currently owned and used and (iii) to perform its obligations under contract to which it is a party.

Section 4.2 Corporate Authorization and Authority.   The execution, delivery and performance of each of the Transactional Agreements to which the Buyer is a party have been duly authorized by all necessary action on the part of the Buyer. Each of the Transactional Agreements to which it is a party constitutes a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms and conditions, subject to (i) bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally; and (ii) general principles of equity.

Section 4.3 Non-Contravention; Consents.   Neither the execution and delivery of this Agreement or the Transactional Agreements to which the Buyer is a party, nor the consummation or performance of any of the Transactions, will (with or without notice or lapse of time) contravene, conflict with or result in a violation of (i) any of the provisions of the Buyer’s certificate of incorporation or bylaws, or (ii) any resolution adopted by the Buyer’s board of directors or any committee of the Buyer’s board of directors, or the Buyer’s stockholders. With the exception of any necessary filings pursuant to federal and state securities laws or the rules of other Governmental Bodies, Buyer will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Transactions.

Section 4.4 Validity of Shares to be Issued. The issuance of shares of Buyer Common Stock to the Stockholders under this Agreement have been duly authorized by all necessary corporate action, and upon issuance in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and issued free of pre-emptive rights.

Section 4.5 SEC Reports. The Buyer has delivered or made available to the Company and the Stockholders true and complete copies (excluding copies of exhibits) of each report, registration statement, and definitive proxy statement filed by the Company with the United States Securities and Exchange Commission (“SEC”) since January 1, 2005 (collectively, with all information incorporated by reference therein or deemed to be incorporated by reference therein, the “SEC Reports”). The information in the SEC Reports was, to the Buyer’s knowledge, true and correct in all material respects at the time the SEC Reports were filed and did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading at the time the SEC Reports were filed.

Section 4.6 Brokers.   The Buyer has not agreed or become obligated to pay, or taken any action that likely would result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Transactions.

Section 4.7 Purchase Entirely for Own Account.   The Shares to be purchased by the Buyer will be acquired for investment for the Buyer’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Buyer has no present intention of selling, granting any participation in, or otherwise distributing the same. The Buyer does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares.

Section 4.8 Reliance Upon the Buyer’s Representations.   The Buyer understands that the Shares are not and will not be registered under the Securities Act on the ground that the sale provided for in this Agreement is exempt from registration under the Securities Act, and that the Stockholders’ reliance on any such exemption is predicated on the Buyer’s representations set forth herein.

Section 4.9 Full Disclosure. No statement contained in any representation or warranty contained herein or any statement contained in any certificate or schedule furnished or to be furnished by the Buyer to the Company or the Stockholder in, or pursuant to the provisions of, this Agreement contains or shall contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

Section 4.10 Complete Copies of Materials. The Buyer has delivered or made available true and complete copies of each document (or summaries of same) that has been requested by the Company or its counsel.

Section 4.11 No Known Breaches or Exceptions to Company’s and Stockholders’ Representations and Warranties. Except as set forth on Section 4.11 of the Buyer’s disclosure Schedule, as of the Closing Date, to the knowledge of Buyer, there are no breaches of any of the representations and warranties of the Company or the Stockholders under Article 2 or Article 3, or of any of the covenants hereto.

ARTICLE 5

ADDITIONAL AGREEMENTS

Section 5.1 Additional Agreements. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of Buyer and the Company are authorized to take all such necessary action.

Section 5.2 Conduct of Business by the Company Pending the Stock Purchase. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, the Company covenants and agrees that, unless Buyer shall otherwise agree in writing or as required or permitted under this Agreement, the Company shall conduct its business only in, and the Company shall not take any action except in the Ordinary Course of Business; and the Company shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Company, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries and to preserve the present relationships of the Company with customers, suppliers and other persons with which the Company has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement the Company shall not, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, directly or indirectly do, or propose to do, any of the following without the prior written consent of Buyer (not to be unreasonably withheld):

(a) amend or otherwise change the Company’s articles of incorporation or bylaws;

(b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of Company Stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of Company Stock, or any other ownership interest (including, without limitation, any phantom interest) of the Company, any subsidiary or any of its Affiliates (except the exercise of currently outstanding options and warrants in accordance with their terms);

(c) except as otherwise set forth in Section 6.2(n) hereof, sell, pledge, dispose of or encumber any assets or inventory of the Company or of any subsidiary in excess of $25,000 or take any action that would reasonably be expected to result in any damage to, destruction or loss of any material asset of the Company (whether or not covered by insurance);

(d) except as is contemplated by this Agreement, or the applicable award agreement or Employee Plan or pursuant to a written contractual agreement with an award recipient set forth on Section 5.2(d) of the Company Disclosure Schedule, accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or restricted stock granted under the Plans (including the Company Stock Option Plan) or authorize cash payments in exchange for any options granted under any of such plans;

(e) [(i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its common stock,] (ii) split, combine or reclassify any of its common stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its common stock, (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of a subsidiary, except in accordance with preexisting commitments as of the date hereof, or propose to do any of the foregoing;

(f) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any company, corporation, partnership or other business organization or division thereof, or enter into or amend any contract, agreement, commitment or arrangement to effect any such acquisition, (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse (other than checks in the Ordinary Course of Business) or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances; (iii) to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Entity; (iv) to enter into or amend any material agreement or contract which provides for the sale, license, or purchase by the Company or any of its subsidiaries of assets; (v) authorize any capital expenditures or purchase of fixed assets which are individually in excess of $25,000 or, in the aggregate, in excess of $100,000; or (vi) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 5.2(f);

(g) increase the compensation or fringe benefits payable or to become payable to its officers or employees, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer, or, establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as may be required by law or as expressly contemplated by this Agreement, or terminate any employee of the Company;

(h) take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable) (except as required by GAAP);

(i) make any material Tax election inconsistent with past practices or settle or compromise any material federal, state, local or foreign Tax liability or agree to an extension of a statute of limitations;

(j) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than payment, discharge or satisfaction in the Ordinary Course of Business;

(k) enter into discussions regarding material customer contracts in excess of $100,000;

(l) engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into that could reasonably be expected to delay the consummation of, or otherwise adversely affect, any of the Transactions;

(m) undertake any revaluation of any of the Company’s or any subsidiary’s assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the Ordinary Course of Business or in accordance with GAAP; and

(n) take, or agree in writing or otherwise to take, any of the actions described in Sections 5.2(a) through (m).

For the purpose of obtaining written consent under this Section, the Company shall submit requests for written consent to Larry Shumate, and written consent may be evidenced by facsimile or email. For consents relating to subparagraph (k), above, Buyer shall respond to any request for consent within two, (2) business days of the request, including the day of the request, or consent shall be deemed granted.

Section 5.3 No Solicitation.

(a) Until the later of Closing Date, the termination of this Agreement pursuant to Article 8 or August 22, 2007, neither the Company or any Stockholder shall, and shall not permit or authorize its respective officers, directors, employees, affiliates, agents or other representatives (including without limitation any investment banker, financial advisor, attorney or accountant retained by it) to initiate, solicit or encourage (including by way of furnishing information or assistance) or take any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, any Alternative Transaction, or enter into discussions (except as to the existence of these provisions) or negotiate with any person or entity in furtherance of such inquiries or to obtain an Alternative Transaction, or agree to, or endorse, any Alternative Transaction, or authorize or permit any of the officers, directors, employees or agents of the Company or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company to take any such action and the Company shall promptly (and in any event, within 24 hours) notify Buyer of all relevant terms of any such inquiries or proposals received by the Company or by any such officer, director, employee, agent, investment banker, financial advisor, attorney, accountant or other representative relating to any of such matters and if such inquiry or proposal is in writing, the Company shall promptly (and in any event, within 24 hours) deliver or cause to be delivered to Buyer a copy of such inquiry or proposal and promptly (and in any event, within 24 hours) update Buyer as to any material changes with respect to such inquiry or proposal; provided, however, that nothing contained in this subsection (a) shall prohibit the Company or its Board of Directors from making such disclosure to the Stockholders as, in the good faith judgment of the Company’s Board of Directors after consultation with its outside legal counsel, is required by its fiduciary duties under applicable law.

(b) The Company and each Stockholder shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties (other than Buyer) conducted heretofore with respect to any Alternative Transaction. The Company and each Stockholder agrees not to release any third party from any confidentiality or standstill agreement to which the Company and each Stockholder is a party.

(c) The Company shall inform its officers, directors and employees of the Company and any investment banker or other advisor or representative retained by the Company who are aware of, and require such person to agree to abide by, the restrictions described in this Section 5.3.

Section 5.4 Consents; Approvals. The Company and Buyer shall coordinate and cooperate with one another and shall each use their reasonable best efforts to obtain (and shall each refrain from taking any willful action that would impede obtaining) all consents, waivers, approvals, authorizations or orders (including, without limitation, all rulings, decisions or approvals by any Governmental Body), and the Company and Buyer shall make all filings (including, without limitation, all filings with governmental bodies) required in connection with the authorization, execution and delivery of this Agreement by the Company and Buyer and the consummation by them of the Transactions, excepting only those merger notification filings with foreign jurisdictions for which the failure to file would not have a Company Material Adverse Effect or a material adverse effect on the transactions contemplated hereby. The Company and Buyer shall furnish all information required to be included in any application or other filing to be made pursuant to the rules and regulations of any Governmental Body in connection with the Transactions. Except where prohibited by applicable statutes and regulations, and subject to the Confidentiality Agreement, each party shall coordinate with one another in preparing and exchanging such information, and shall promptly provide the other (or its counsel) with copies of all filings, presentations or submissions made by such party with any Governmental Body in connection with this Agreement or the Transactions.

Section 5.5 Notification of Certain Matters. The Company and each Stockholder shall give prompt notice to Buyer, and Buyer shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate such that the conditions to closing set forth in Section 6.2(a) and 6.3(a), as the case may be, shall not be met and (ii) any failure of the Company, a Stockholder, or the Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder such that the conditions to closing set forth in Section 6.2(a) and 6.3(a), as the case may be, shall not be met; provided, however, that the delivery of any notice pursuant to this Section 5.5 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 5.6 Public Announcements. No party will issue or make or cause the publication of, any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other parties hereto; provided, however, that for the purposes of this Section, the Company shall be entitled to give such prior written consent on behalf of the Stockholders. Buyer may elect at any time after the Closing Date issue a press release or make a public statement with respect to the Stock Purchase or this Agreement; provided, further, that the Buyer may issue a press release or make a public statement with respect to the Stock Purchase or this Agreement prior to the Closing Date. It is understood and agreed that Buyer will disclose the terms of this Agreement in connection the Announcing 8-K and with procurement of the Financing referred to in Section 6.2(i) hereto. If required under applicable securities laws and the rules of the Over-the-Counter Bulletin Board; Buyer and the Company shall make all necessary filings with governmental bodies and shall promptly provide the other party with copies of filings made by such party between the date hereof and the Closing Date.

Section 5.7 Conveyance Taxes. Buyer and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Closing Date.

Section 5.8 Non Competition Agreement. Concurrently herewith, the Company will use commercially reasonable efforts to have C. Frank Scantlin execute and deliver to Buyer a Noncompetition Agreement in the form attached hereto as Exhibit E (the “Non Competition Agreement”)).

Section 5.9 Employment Agreements. Concurrently herewith, the Company will use commercially reasonable efforts to have Craig Scantlin and Brent Scantlin execute and deliver to Buyer an Employment and Noncompetition Agreement in the form attached hereto as Exhibit F (the “Employment Agreement”).

Section 5.10 Access to Information.

(a) Subject to currently existing contractual and legal restrictions applicable to the Company or any of its subsidiaries, the Company shall, and shall cause each of its subsidiaries to, afford to the accountants, counsel, financial advisors and other representatives of Buyer reasonable access to, and permit them to make such inspections as they may reasonably require of, during the period from the date of this Agreement through the Closing Date, all of their respective properties, books, contracts, commitments and records (including accounting records and Tax Returns and the work papers of independent accountants, if available and subject to the consent of such independent accountants). During such period, the Company shall (i) furnish promptly to Buyer a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws, (ii) furnish promptly to Buyer all other information within its possession concerning its business, properties and personnel as Buyer may reasonably request and (iii) promptly make reasonably available to Buyer all personnel of the Company and its subsidiaries knowledgeable about matters relevant to such inspections. No investigation pursuant to this Section 5.10(a) shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

(b) All information obtained by Buyer pursuant to this Section 5.10 shall be kept confidential in accordance with the Confidentiality Agreement.

Section 5.11 Lease Agreements. Buyer agrees to lease the properties located at (i) 13410 Redfish Lane, Stafford Texas 77477 and (ii) 13411 Redfish Lane, Stafford Texas 77477, on the terms on and conditions set forth in the lease agreement attached hereto as Exhibit G (the “Lease Agreements”).

Section 5.12  Satisfaction of Conditions Precedent. The parties hereto shall use all commercially reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent which are set forth in Article 6, and shall use all commercially reasonable efforts to cause the Stock Purchase and other transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement.

Section 5.13 Exclusivity of Remedies. The parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the subject matter of this Agreement exclusively in contract pursuant to the express terms and provisions of this Agreement. Furthermore, the parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s length negotiations; all parties to this Agreement specifically acknowledge that no party has any special relationship with another party that would justify any expectations beyond that of any ordinary buyer and an ordinary seller in an arm’s length transaction. The remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties ser forth herein) shall be those remedies available at law or in equity for breach of contract.

Section 5.14 No Third Party Liability. This Agreement may only be enforced against the named parties hereto. All claims or causes or action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the entities that are expressly identified as parties hereto; and no officer, director, shareholder, employee or affiliate of any party hereto (including any person negotiating or executing this Agreement on behalf of a party hereto) shall have any liability or obligation with respect to this Agreement or with respect to any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including a representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).

Section 5.15 SEC Reports. From and after the date of this agreement Buyer shall, so long as any Stockholder owns any of the Buyer Common Stock, use its reasonable best efforts to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

(b) file with the Securities and Exchange Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(c) furnish to each holder of Buyer Common Stock forthwith upon request a written statement by the Buyer as to its compliance with the reporting requirements of such Rule 144 and of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed by the Buyer as such holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such holder to sell any Buyer Common Stock with out registration.

(d) the Buyer shall, at all times during which it is neither subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, nor exempt from reporting pursuant to Rule 12g3-2(b) under the Exchange Act, use reasonable efforts to provide in writing, upon the written request of any Stockholder, all information required by Rule 144A(d)(4)(i) of the General Regulations promulgated by the Commission under the Securities Act (“Rule 144A Information”). The Buyer also shall, upon the written request of any Stockholder, use reasonable efforts to cooperate with and assist such Stockholder or any member of the National Association of Securities Dealers, Inc. PORTAL system in applying to designate and thereafter maintain the eligibility of the shares of Buyer Common Stock, as the case may be, for trading through PORTAL. The Buyer’s obligations under this Section 5.15 shall at all times be contingent upon the relevant Stockholder’s obtaining from the prospective buyer of shares of Buyer Common Stock, a written agreement to take all reasonable precautions to safeguard the Rule 144A Information from disclosure to anyone other than a person who will assist such buyer in evaluating the purchase of any shares of Buyer Common Stock.

Section 5.16 Piggy-Back Registration Rights.

(a) If Buyer determines to register any of its securities, either for its own account or the account of a security holder or holders, other than (i) a registration relating solely to employee benefit plans on Form S-8 (or any successor form) or (ii) a registration relating solely to a Commission Rule 145 transaction on Form S-4 (or any successor form), the Company will: include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Buyer Common Stock delivered pursuant to this Agreement, subject to any reductions in the Buyer Common Stock to be registered made at the request of the Placement Agent or any other reductions required due to the Securities and Exchange Commission’s (the “SEC”) recent interpretation of Rule 415 of the Securities Act. The Sellers understand that the SEC is currently taking the position that Rule 415 is not available to an issuer that attempts to register on behalf of security holders approximately 30% or more of the number of issued and outstanding shares held by non-affiliates of that issuer. Accordingly, the Sellers agree that such rights are subordinate to the registration rights of investors in the Financing described in Section 6.2(g). Sellers agree, if requested by the Placement Agent for the Financing, to execute a lock up agreement in connection with any such registration for a period of the date of filing of such registration statement and ending 90 days after effectiveness of said registration statement.

(b) If, in connection with the underwritten public offering by the Buyer the managing underwriter(s) advise the Buyer in writing that in their opinion the number of securities requested to be included in such registration exceeds the number that can be sold in an orderly manner in such offering within a price range acceptable to the Buyer, the Buyer will include in such registration (i) first, the securities proposed to be sold by the Buyer; and (ii) second, the common stock requested to be included in such registration, pro rata among the Stockholders and the other selling stockholders based on the ratio of the number of shares of common stock that each such selling stockholder has requested that the Buyer include in such registration over the total number of shares of common stock requested to be included in such registration.

ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE STOCK PURCHASE

Section 6.1 Conditions to Obligations of Each Party to Effect the Stock Purchase. The respective obligations of each party to effect the Stock Purchase shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Stock Purchase shall be in effect; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Stock Purchase, which makes the consummation of the Stock Purchase illegal.

Section 6.2 Additional Conditions to Buyer’s Obligation to Consummate the Stock Purchase. Buyer’s obligations to consummate the Stock Purchase and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

(a) the Exchange Agent shall have received the certificates representing the Shares duly endorsed for transfer (or accompanied by a duly executed stock power) together with the Letter of Transmittal;

(b) Buyer shall have received the following documents:

(i) the opinion letter from Shanks Law Firm, counsel to the Company, in substantially the form attached hereto as Exhibit H;

(ii) a certificate, duly executed by the Company, certifying that (A) each of the representations and warranties made by the Company in this Agreement and in the other Transactional Agreements is accurate in all respects as if made as of the date of Closing, (provided that such representations and warranties which are by their express provisions made as of a specific date need to be accurate only as of such specific date), except to the extent that any failures of such representations and warranties to be accurate, in the aggregate, would not have, or reasonably be expected to have, a Company Material Adverse Effect (disregarding for these purposes any materiality or material adverse effect qualifications therein contained), (B) each of the covenants and obligations that the Company is required to have complied with or performed pursuant to this Agreement or any of the other Transactional Agreements at or prior to the Closing has been duly complied with and performed in all material respects, and (C) each of the conditions set forth in this Section 6.2 has been satisfied in all respects; and

(iii) a certificate, duly executed by the Stockholders’ Agent, certifying that each of the representations and warranties made by the Stockholders in this Agreement and in the other Transactional Agreements is accurate in all respects as if made as of the date of Closing, (provided that such representations and warranties which are by their express provisions made as of a specific date need to be accurate only as of such specific date);

(iv) copies of resolutions of the board of directors of the Company, certified by the Secretary of the Company, authorizing the execution, delivery and performance of the Transactional Agreements to which the Company is a party and the Transactions;

(v) a certificate of good standing of the Company from the State of Texas as of the most recent practicable date: and

(vi) written resignations of Craig Scantlin as Secretary and Brent Scantlin as Treasurer of the Company effective as of the Closing Date in form satisfactory to the Buyer;

(vii) written resignations of C. Frank Scantlin and Brent Scantlin as directors of the Company, effective as of the Closing Date in form satisfactory to the Buyer

(viii) resolutions of the board of directors of the Company appointing Larry C. Shumate and Matthew C. Flemming to the board of directors to fill the vacancies created by the resignations of C. Frank Scantlin and Brent Scantlin

(ix) such other documents as Buyer may reasonably request in good faith for the purpose of (i) evidencing the accuracy of any representation or warranty made by the Company or the Stockholders, (ii) evidencing the compliance by the Company, or the performance by the Company of, any covenant or obligation set forth in this Agreement, (iii) evidencing the satisfaction of any condition set forth in Section 6.1 or this Section 6.2, or (iv) otherwise facilitating the consummation or performance of any of the Transactions.

(c) Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.

(d) The consents identified on Section 2.22 of the Company Disclosure Schedule (“Material Consents”) for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company and copies thereof shall have been delivered to Buyer.

(e) Each of the representations and warranties made by the Company and the Stockholders in the Agreement are true and accurate in all respects as of the Closing (provided that such representations and warranties which are by their express provisions made as of a specific date need be accurate only as of such specific date), except to the extent that any failures of such representations and warranties to be accurate, on the aggregate, would not have, or reasonably be expected to have, a Company Material Adverse Effect (disregarding for these purposes any materiality or material adverse effect qualifications therein contained); and all covenants and obligations that the Company is required to have complied with or performed pursuant to this Agreement or any of the Transaction Documents at or prior to Closing have been duly complied with or performed in all material respects.

(f) The Company shall have executed and delivered all Transactional Agreements to which the Company it is a party.

(g) Buyer shall have completed the sale of its debt and/or equity securities in a private placement which is exempt from registration under the Securities Act in which the gross proceeds to Buyer equal or exceed fourteen million dollars ($14,000,000.00) (the “Financing”);

(h) The Escrow Agent and the Stockholders Agent (as define in Section 7.4) shall have executed and delivered the Escrow Agreement in substantially the form attached hereto as Exhibit I (the “Escrow Agreement”);

(i) Craig Scantlin and Brent Scantlin shall have entered into an Employment Agreement with Buyer.

(j)  C. Frank Scantlin shall have entered into a Non Competition Agreement with Buyer

(k)  Each Employment and Noncompetition Agreement and the Escrow Agreement shall be in full force and effect.

(l)  Buyer’s due diligence investigation of the Company shall have been completed to Buyer's sole satisfaction; provided, however, that if Buyer has not notified the Company of the failure of this condition within fifty (50) days after the date of this Agreement, the condition set forth in this section shall be deemed to have been satisfied.

(m) The Company Audited Financial Statements shall have been completed;

(n) The business of the Company shall have been conducted in all material respects only in the Ordinary Course of Business consistent with past practice and the Company shall not have taken any of the actions set forth in Section 5.2 hereof except as contemplated by this Agreement or with the prior written consent of the Buyer.

(o) The Company shall have delivered the Closing Date Balance Sheet (as defined in Exhibit A hereto).

(p)  The Company shall have provided evidence satisfactory to Buyer that it has distributed and disposed of the assets set forth on Section 6.2(p) of the Company Disclosure Schedule.

Section 6.3 Additional Conditions to the Company’s Obligation to Consummate the Stock Purchase. The Company’s and the Stockholders’ obligation to consummate the Stock Purchase and to take the other actions required to be taken by the Company and the Stockholders at the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company and the Stockholders, in whole or in part):

(a) The Exchange Agent shall have received the Cash Consideration, the Note Consideration and the Stock Consideration;

(b) The Company and the Stockholders shall have received the following documents:

(i) a certificate, duly executed by Buyer, certifying that (A) each of the representations and warranties made by Buyer in this Agreement and in the other Transactional Agreements is accurate in all respects as if made as of the date of the Closing (provided that such representations and warranties which are by their express provisions made as of a specific date need to be accurate only as of such date specific date), except to the extent that any failures of such representations and warranties to be accurate, in the aggregate, would not have, or reasonably be expected to have a material adverse effect on Buyer (disregarding for these purposes any materiality or material adverse effect qualifications therein contained), (B) each of the covenants and obligations that Buyer is required to have complied with or performed pursuant to this Agreement or any of the other Transactional Agreements at or prior to the Closing has been duly complied with and performed in all material respects, and (C) each of the conditions set forth in Section 6.3 has been satisfied in all respects;

(ii) a certificate of good standing of the Buyer from the State of Delaware as of the most recent practicable date: and

(iii) such other documents as the Company and the Stockholders may request in good faith for the purpose of (A) evidencing the accuracy of any representation or warranty made by Buyer (B) evidencing the compliance by Buyer with, or the performance by Buyer, any covenant or obligation set forth in this Agreement or any of the other Transactional Agreements, (C) evidencing the satisfaction of any condition set forth in Section 6.1 or this Section 6.3, or (D) otherwise facilitating the consummation or performance of any of the Transactions.

(c) All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Buyer for the authorization, execution and delivery of this Agreement and the consummation by each of them respectively of the transactions contemplated hereby shall have been obtained and made by the Buyer.

(d) Each of the representations and warranties made by Buyer in the Agreement are true and accurate in all respects as of the Closing (provided that such representations and warranties which are by their express provisions made as of a specific date need to be accurate only as of such date specific date), except to the extent that any failures of such representations and warranties to be accurate, in the aggregate, would not have, or reasonably be expected to have a material adverse effect on Buyer (disregarding for these purposes any materiality or material adverse effect qualifications therein contained), and all covenants and obligations that the Buyer is required to have complied with or performed pursuant to this Agreement or any of the Transaction Documents at or prior to Closing have been duly complied with or performed in all material respects;

(e) Buyer shall have executed and delivered the Lease Agreements; and

(f) Buyer shall have executed and delivered the consent to Closing the Books election for the S. corporation tax return provided in Section 9.3 and Exhibit 9.3.

ARTICLE 7

ESCROW AND INDEMNIFICATION

Section 7.1 Indemnification. From and after the Closing Date and subject to the limitations contained in Sections 7.2, each of the Stockholders (the “Indemnifying Parties”) shall, jointly and severally, indemnify and hold Buyer harmless against any loss, expense, liability or other damage, including reasonable attorneys’ fees, to the extent of the amount of such loss, expense, liability or other damage (collectively, “Damages”) that Buyer has incurred by reason of the breach or alleged breach by the Company of any representation, warranty, covenant or agreement of the Company contained in this Agreement or in any document, schedule or certificate delivered by the Company pursuant hereto but in no event shall any Damages be payable by the Indemnifying Parties under this sentence in excess of $1,250,000 (the “Damages Cap” except as follows: (i) with respect to damages that Buyer has incurred by reason of the breach or alleged breach by the Company of the representations and warranties set out in Section 2.3 (Capitalization; Ownership of Stock) or Section 2.14 (Tax Matters) the Damages Cap shall be $3,000,000). In addition, each Indemnifying Party shall be fully liable to the Buyer for any actual Damages incurred by Buyer relating to such Indemnifying Party’s willful misconduct or fraud in connection with the representations and warranties set forth herein or in any document delivered by such Indemnifying Party to the Buyer, and the transactions contemplated under this Agreement and in connection with the Stock Purchase without limitation to the Damages Cap; provided, however, in no event shall any Indemnifying Party be liable for such willful misconduct or fraud of another Indemnifying Party.

Section 7.2 Damage Threshold. Notwithstanding the foregoing, the Indemnifying Parties shall have no liability under Section 7.1 unless the amount for any individual claim for Damages exceeds $5,000 (the “Individual Threshold”) and until the aggregate amount of Damages for all such claims in excess of $250,000 has been incurred (the “Damages Threshold”); provided, however, that after the Damage Threshold has been reached, Buyer shall be entitled to indemnification for any and all Damages incurred since the Closing Date.

Section 7.3 Indemnification Procedures. Upon Buyer becoming aware of a fact, condition or event that constitutes a claim for Damages under Section 7.1 above, if such a claim is to be made, Buyer will with reasonable promptness and specificity notify the Stockholders’ Agent (as defined below) in writing of such fact, condition or event. The failure to notify the Stockholders’ Agent under this Section 7.3 shall not relieve any of the Stockholders of any liability that it may have to Buyer except and to the extend that such failure to notify shall have resulted in a waiver of any lawful and valid affirmative defense to any third-party claim or otherwise materially prejudices the Stockholders in connection with the administration or defense of such third-party claim

Section 7.4 Stockholders’ Agent.

(a) Craig Scantlin is constituted and appointed as agent (the “Stockholders’ Agent”) for and on behalf of the Stockholders to give and receive notices and communications, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholders’ Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Company Stock from time to time upon not less than ten (10) days’ prior written notice to Buyer. No bond shall be required of the Stockholders’ Agent, and the Stockholders’ Agent shall receive reasonable compensation for services, fees and expenses incurred in good faith arising out of or in connection with the acceptance or administration of his duties under this Agreement, such compensation, fees and expenses due from the other Stockholders. Notices or communications to or from the Stockholders’ Agent shall constitute notice to or from each of the Stockholders. If the Stockholders’ Agent shall die, become disabled or otherwise be unable to fulfill his responsibilities as agent of Stockholders, then Stockholders shall, within ten days after such death or disability, appoint a successor agent and, promptly thereafter, shall notify Buyer of the identity of such successor. Any such successor shall become the “Stockholders’ Agent” for purposes of this Agreement. If for any reason there is no Stockholders’ Agent at any time, all references herein to the Stockholders’ Agent shall be deemed to refer to the Stockholders.

(b) The Stockholders’ Agent shall not be liable for any act done or omitted hereunder as Stockholders’ Agent while acting in good faith, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Stockholders shall jointly and severally indemnify the Stockholders’ Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders’ Agent and arising out of or in connection with the acceptance or administration of his duties under this Agreement.

(c) The Stockholders’ Agent shall have reasonable access to information about Company and Buyer and the reasonable assistance of Company’s and Buyer’s officers and employees for purposes of performing its duties and exercising its rights under this Article 7, provided that the Stockholders’ Agent shall treat confidentially and not disclose any nonpublic information from or about Company or Buyer to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

Section 7.5 Actions of the Stockholders’ Agent. A decision, act, consent or instruction of the Stockholders’ Agent shall constitute a decision of all of the Stockholders and shall be final, binding and conclusive upon each such Stockholder, and Buyer may rely upon any decision, act, consent or instruction of the Stockholders’ Agent as being the decision, act, consent or instruction of each and every such Stockholder. The Buyer is hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholders’ Agent.

Section 7.6 Escrow Fund. As partial security for the indemnities in Section 7.1, the Stock Consideration shall be deposited with the Escrow Agent within ten days of the Closing, such deposit to constitute an escrow fund (the “Escrow Fund”) to be governed by the terms set forth in this Article 7 and in the Escrow Agreement. All claims upon the Escrow Fund, objections thereto and resolution of any conflicts related to claims upon to the Escrow Fund shall be governed by and conduction in accordance with Section 4 of the Escrow Agreement

Section 7.7 Claims. In the event Buyer becomes aware of a third-party claim which Buyer believes may result in a demand against the Stockholders, Buyer shall notify the Stockholders’ Agent of such claim, and the Stockholders’ Agent and the Stockholders shall be entitled, at their expense, to participate in any defense of such claim. Buyer shall have the right in its sole discretion to settle any such claim; provided, however, that Buyer may not effect the settlement of any such claim without the consent of the Stockholders’ Agent, which consent shall not be unreasonably withheld. In the event that the Stockholders’ Agent has consented to any such settlement, the Stockholders’ Agent shall have no power or authority to object to the amount of any claim by Buyer against the Stockholders for indemnity with respect to such settlement, unless such claim is in an amount in excess of any amount consented to by the Stockholders’ Agent.

Section 7.8 Working Capital Adjustment.

(a) Immediately prior to the Closing Date, the Stockholders’ Agent shall cause to be prepared and delivered to the Buyer and the Buyer shall have reviewed a statement (the “Working Capital Statement”) setting forth the calculation of the Closing Date Net Working Capital (as defined below). The “Closing Date Net Working Capital” shall mean: (A) the sum of (i) cash and cash equivalents, (ii) prepaid expenses (iii) the Eligible Accounts Receivable (as defined below) of the Company earned prior to the Closing Date and collectible on or after the Closing Date, and (iv) inventory all as reflected on the Closing Date Balance Sheet, (B) with deduction for (i) the accounts payable and (ii) accrued expenses. The Closing Date Net Working Capital shall include adjustments increases or decreases on a dollar for dollar basis, as follows: (a) if the equipment leases and equipment notes designated on Section 2.6(b) of the Company Disclosure Schedule are more or less than $563,000 on the day immediately preceding the Closing Date and (b) to the extent of equipment purchased since January 31, 2007 less cash proceeds on equipment disposed of since January 31, 2007, without regard to excluded assets. The “Elibigle Accounts Receivable” shall mean all receivables due and outstanding 90 days or less from the Closing Date. The Working Capital Target shall mean $3,700,000.

(b) In the event that it is determined that the Closing Date Net Working Capital is greater than the Working Capital Target (as defined above), the excess shall be paid to Stockholders on a Pro Rata Basis (the “Stockholder Working Capital Adjustment”). If the Closing Date Net Working Capital is less than the Working Capital Target, then the amount shall be subtracted from the Cash Consideration due Stockholders (the “Buyer Working Capital Adjustment”).

(c) It is understood and agreed that with respect to any Working Capital Adjustment discussed in Section (b) above, only 80% of such Adjustment shall be realized by Buyer or Stockholders, as applicable at Closing with the remaining 20% to be realized (i.e. paid by such party which owes a net adjustment to the other party) 60 days after Closing (the “Final Adjustment Date”). Buyer and the Stockholders Agent will jointly determine whether any adjustments are required to the Working Capital Statement resulting in adjustments to the Working Capital Adjustments in Section (b) above.

(d) Collections after the Closing Date of all accounts receivable of the Company earned prior to the Closing Date which are not Eligible Accounts Receivable shall be paid to Stockholders on a Pro Rata Basis, monthly, as collections are received by the Company. The Company shall diligently pursue collection of any such accounts receivable after the Closing Date, and shall not write off, forgive, or otherwise reduce or offset any such accounts receivable without the consent of the Stockholders. The Company, at its option, may assign any such accounts receivable that remain uncollected after the first anniversary of the Closing Date to the Stockholders with full right of collection.

ARTICLE 8

TERMINATION

Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing Date, as follows:

(a) by mutual written consent of Buyer and the Company;

(b) by either Buyer or the Company if the Stock Purchase shall not have been consummated by October 16, 2007 (the “Termination Date”), provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Stock Purchase to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

(c) by either Buyer or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Stock Purchase, except if the party relying on such order, decree or ruling or other action has not complied with its obligations under Section 5.5;

(d) by Buyer or the Company, upon a breach of any representation, warranty, covenant or agreement on the part of the Company or Buyer, respectively, set forth in this Agreement such that the conditions set forth in Section 6.2(e) or Section 6.3(d), respectively, would not be satisfied, provided, that if such breach is curable through the exercise of commercially reasonable efforts, then the other party may not terminate pursuant to this Section 8.1(d) in respect of such breach if such breach is curable and shall have been cured within 30 days following notice by the other party of such breach, provided the breaching party continues to use commercially reasonable efforts to cure such breach during the 30 day period (it being understood that (i) the other party may not terminate this Agreement pursuant to this Section 8.1(d) after notice of such breach if such breach shall have been cured within 30 days or the party seeking to terminate shall then be in material breach of this Agreement and (ii) no cure period shall be required for a breach which by its nature cannot be cured).

(e) In the event that the Company directly or indirectly, through any officer, employee, director, representative, parent, affiliate, broker, advisor or agent (i) seeks, solicits, initiates or encourages the submission of any inquiry, proposal or offer from any corporation, or any lender, partnership, person or other entity or group relating to any acquisition or purchase of the assets of the Company, or exchange offer, merger, reverse merger, consolidation, business combination, recapitalization, spin-off, liquidation, dissolution, or similar transaction involving, directly or indirectly, Company (each an "Acquisition Proposal"); or (ii) participates or cooperates in or pursues any discussions or negotiations regarding any Acquisition Proposal or furnishes to any person or entity information concerning the Company for any Acquisition Proposal; the Company shall be obligated to reimburse Buyer for all reasonable out-of-pocket costs and expenses incurred in connection with this transaction up to a maximum of $150,000.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or Stockholders except (i) as set forth in Section 8.1 (e) and Section 8.3, and (ii) nothing herein shall relieve any party from liability for any willful breach hereof or willful or intentional misrepresentations.

Section 8.3 Fees and Expenses.  Except as other in set forth in Section 8.1(e) above, whether or not the Stock Purchase is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses; provided, however, that 50% of the fees charged by the Company’s auditor in connection with the preparation of the Company Audited Financial Statements shall be paid for by Buyer and provided further that if the Closing Date of the Stock Purchase occurs after August 22, 2007 then Buyer shall be responsible for 100% of the fees charged by the Company’s auditor in connection with preparation of the Company Audited Financial Statements. Further, Sellers and Company agrees that all professional fees and expenses related to the Stock Purchase shall be paid on or before the Closing Date.

Section 8.4 Termination Fee.

(a) In the event the Stock Purchase is not consummated within 61 days of the date of this Agreement for any reason other than (i) termination of this Agreement pursuant to Section 8.1(a), or (ii) termination of this Agreement by Buyer pursuant to Section 8.1(c), Section 8.1(d) or Section 8.1(e), Buyer shall pay the Company a termination fee of $150,000, provided the Company is not material breach of this Agreement and the Company has exercised its right of termination under this Agreement pursuant to Section 8.1(b). Such termination fee shall be paid in four equal installments of $37,500, with the first installment due and payable within 4 business days of termination of the Agreement and the remaining installments to be paid on the four, eight and twelve month anniversary of the termination date.

(b) In the event the Stock Purchase is not consummated within 61 days of the date of this Agreement for any reason other than (i) termination of this Agreement pursuant to Section 8.1(a), or (ii) termination of this Agreement by the Company pursuant to Section 8.1(c), the Company shall pay Buyer a termination fee of $150,000, provided the Buyer is not in material breach of this Agreement and Buyer has exercised its right of termination under this Agreement pursuant to Section 8.1(b). Such termination fee shall be paid in four equal installments of $37,500, with the first installment due and payable within 4 business days of termination of the Agreement and the remaining installments to be paid on the four, eight and twelve month anniversary of the termination date.

ARTICLE 9

MISCELLANEOUS PROVISIONS

Section 9.1 Survival of Representations and Covenants. All representations, warranties, covenants and agreements of the Company and the Stockholders contained in this Agreement shall survive the Closing and any investigation at any time made by or on behalf of Buyer until the end of the [twelfth] month following the Closing Date (the “Expiration Date”), except for fraud provided that such survival for fraud shall be specific to each incident and shall otherwise vitiate the Expiration Date, and provided further that the representations and warranties set out in Section 2.14 (Tax matters) shall survive until the expiration of the statute of limitations applicable thereto. All representations, warranties, covenants and agreements of Buyer contained in this Agreement shall survive until the Closing Date, except for covenants and agreements which by their terms must be performed after the Closing Date.

Section 9.2 Transfer Taxes. Each Stockholder shall be individually responsible for his, her or its respective sales, use and transfer taxes, including but not limited to any value added, stock transfer, gross receipts, stamp duty and real, personal or intangible property transfer taxes, due by reason of the consummation of the Transactions, including but not limited to any interest or penalties in respect thereof.

Section 9.3 Tax Returns. Each Stockholder and Buyer shall cooperate in connection with the preparation, execution and filing of all Tax Returns and shall make themselves available in a timely manner to execute such Tax Returns. Stockholders and Buyer agree to consent to and join in filing an Election To Close Books Upon S-Corporation Termination pursuant to Code §1362(e)(3) and Regs. §1.1362-6(b)(1), substantially in the form set out as Exhibit 9.3, for the federal income tax returns of the Company for 2007 which shall consist of a an S-corporation tax return for the period from January 1, 2007 to the Closing Date and a C-corporation tax return for the period from the Closing Date to the end of the tax year. Stockholders shall prepare the S corporation tax return at their expense and Buyer shall prepare the C corporation tax return at Buyer’s expense.

Section 9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to an overnight courier or when telecopied (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to the Company:

Sunbelt Machine Works Corporation
13411 Redfish Lane
Stafford, Texas
Attention: President
Telefax: (650) 596-0503

with a copy to:

The Shanks Law Firm
5300 Memorial Dr., Suite 800
Houston, Texas  77007-8248
Attention: Rick Shanks, Esq
Telefax: (713) 803-1091

And

Isaacks & Associates, Ltd., L.L.P.
12777 Jones Road, Suite 100
Houston, TX 77070-4624
Attention: Wayne Isaacks, Esq.
Telefax: (281) 807-6173

if to Buyer:

Shumate Machine Works, Inc.
12060 FM 3083
Conroe, Texas 77301
Attention: Chief Executive Officer
Telefax: (936) 539-9396

with a copy to:

Spectrum Law Group LLP
1900 Main Street, Suite 125
Irvine, California 92614
Attention: Marc Indeglia, Esq.
Telefax: (949) 851-5940

if to the Stockholders:

at each of their addresses set forth in Schedule 1.

Section 9.5 Time of the Essence. Time is of the essence in the performance of each of the terms hereof with respect to the obligations and rights of each party hereto.

Section 9.6 Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

Section 9.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

Section 9.8 Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws of the State of Texas without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Texas to the rights and duties of the parties.

Section 9.9. Arbitration. The parties agree that any dispute, controversy or claim, whether based on contract, tort, statute, discrimination, retaliation, or otherwise, relating to, arising from or connected in any manner to this Agreement, or to the alleged breach of this Agreement, shall, upon timely written request of either party be submitted to and resolved by binding arbitration. The arbitration shall be conducted in Houston, Texas. The arbitration shall proceed in accordance with the National Rules of the American Arbitration Association ("AAA") in effect at the time the claim or dispute arose, unless other rules are agreed upon by the parties. Unless otherwise agreed to by the parties in writing, the arbitration shall be conducted by one arbitrator who is a member of the AAA and who is selected pursuant to the methods set out in the National Rules of the AAA. Any claims received after the applicable/relevant statute of limitations period has passed shall be deemed null and void. The award of the arbitrator shall be a reasoned award with findings of fact and conclusions of law. Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement, to enforce an arbitration award, and to vacate an arbitration award. However, in actions seeking to vacate an award, the standard of review to be applied by said court to the arbitrator's findings of fact and conclusions of law will be the same as that applied by an appellate court reviewing a decision of a trial court sitting without a jury. Each party will pay its own attorneys fees and other costs incurred by their respective attorneys.

Section 9.10 Waiver.

(a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise or waiver of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 9.11 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Buyer, the Company and the Stockholders.

Section 9.12 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

Section 9.13 Entire Agreement. The Transactional Agreements (including Schedules and Exhibits thereto) set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof.

Section 9.14 Indemnification of Officers and Directors. All rights to indemnification existing in favor of those Persons who are officers and directors of the Company as of the date of this Agreement (the “Indemnified Officers and Directors”) for their acts and omissions occurring prior to the Closing Date (other than any obligations arising in connection with the Stock Purchase and this Agreement), as provided in the articles of incorporation or bylaws of the Company and as provided in the indemnification agreements between the Company and the Indemnified Officers and Directors (as in effect as of the Closing Date) in the forms disclosed by the Company to the Buyer, or adopted by agreement between the Company and the Buyer prior to Closing, shall survive the Closing and shall be observed by the Company, and the Buyer to the fullest extent available under Texas law for a period of twelve months from the Closing Date.

Section 9.15 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties to this Agreement has executed or caused this Agreement to be executed as of the date first above written.

“BUYER”

SHUMATE INDUSTRIES, INC.,
a Delaware corporation

By:

“COMPANY”	“STOCKHOLDERS”

SUNBELT MACHINE WORKS CORPORATION,	Signatures Appear on Schedule 1
a Texas corporation

By:

Solely with respect to Section 9.14:

C. Frank Scantlin, director

Craig Scantlin, President, Secretary, director

J. Brent Scantlin, Vice President ,Treasurer, director

SCHEDULE 1

STOCKHOLDERS

Signature of Stockholder	Shares Owned

C. Frank Scantlin Address:	437.5

C. Craig Scantlin 2001 Investment Trust	299.7

By:

Name: C. Craig Scantlin Title: Trustee Address:

J. Brent Scantlin 2001 Investment Trust	174.8

By:

Name: J. Brent Scantlin Title: Trustee Address:

Tammy Scantlin Erskine 2001 Investment Trust	88.0

By:

Name: Tammy Scantlin Erskine Title: Trustee Address:

INDEX OF EXHIBITS AND SCHEDULES

Exhibits:

A.	Certain Definitions

B.	Form of Note

C.	Form of Letter of Transmittal

D.	Unaudited Interim Balance Sheet of the Company

E.	Form of Non-Competition Agreement

F.	Form of Employment Agreement

G.	Form of Lease

H.	Form of Opinion of Company Counsel

I.	Form of Escrow Agreement

J.	Working Capital Statement

Schedules:

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Agreement. “Agreement” shall mean the Stock Purchase Agreement to which this Exhibit A is attached (including the Company Disclosure Schedule and all Exhibits), as it may be amended from time to time.

Alternative Transaction. means any of the following: (i) a transaction pursuant to which any person (or group of persons) other than Buyer or its affiliates (a “Third Party”) seeks to acquire, directly or indirectly, more than ten percent (10%) of the outstanding shares of capital stock of the Company, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving the Company pursuant to which any Third Party acquires more than ten percent (10%) of the outstanding equity securities of the Company or the entity surviving such merger or business combination, (iii) any other transaction pursuant to which any Third Party acquires control of all or substantially all of the assets of the Company (including for this purpose the outstanding equity securities of the Company’s subsidiaries), (iv) the adoption by the Company of a plan of liquidation, the declaration or payment by the Company of an extraordinary dividend on any of its shares of capital stock or the effectuation by the Company of a recapitalization or other type of transaction that would involve either a change in the Company’s outstanding capital stock or a distribution of assets of any kind to the holders of such capital stock, (v) the issuance by the Company of shares of capital stock to the public or (vi) the repurchase by the Company or any of its subsidiaries of shares of the Company’s capital stock representing at least ten percent (10%) or more of the aggregate voting power of all voting securities of the Company; provided, however, that the definition of “Alternative Transaction” shall not include a transaction completed for equity financing purposes.

Buyer.“Buyer” shall have the meaning specified in the first paragraph of the Agreement.

Closing.“Closing” shall have the meaning specified in Section 1.5 of the Agreement.

Closing Date.“Closing Date” shall have the meaning specified in Section 1.5 of the Agreement.

Closing Date Balance Sheet.“Closing Date Balance Sheet” shall mean the unaudited balance sheet of the Company dated as of the Closing Date, that has been prepared in accordance with GAAP (except that the Closing Date Balance Sheet may omit footnotes and other presentation items that may be required by GAAP consistently applied on a basis consistent with the Company Audited Financial Statements (as defined in Section 2.4(a) hereof)) and shall be calculated in a manner consistent with the Working Capital Statement.

Code. The Internal Revenue Code of 1986, as amended.

Company. The “Company” shall have the meaning specified in the first paragraph of the Agreement and shall also be deemed to include all predecessor entities, including, without limitation, Scantlin Machine Works, Ltd. which was merged with and into Sunbelt Machine Works Corporation on April 18, 2007.

Company Common Stock.“Company Common Stock” shall mean shares of Class A common stock, $1.00 par value per share, of the Company.

Company Contract.“Company Contract” shall mean any Contract:

(a) to which Company is a party;

(b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation; or

(c) under which the Company has or may acquire any right or interest.

Company Disclosure Schedule. “Company Disclosure Schedule” shall have the meaning specified in Article 2 of the Agreement.

Company Material Adverse Effect. shall mean any change, event or effect that is materially adverse to the business, assets (whether tangible or intangible), liabilities, operations, results of operations, condition (financial or otherwise), or capitalization of the Company; provided, however, that any adverse change directly attributable to conditions affecting the industry in which the Company has material operations as a whole or the U.S. economy as a whole shall not be deemed a Company Material Adverse Effect so long as such conditions do not adversely affect the Company in a manner disproportionate to other companies in the same industry.

Company Returns. “Company Returns” shall have the meaning specified in Section 2.14(b) of the Agreement.

Company Stock Options. shall mean all issued and outstanding options (including commitments to grant options, but excluding Company Warrants) to purchase or otherwise acquire Company Common Stock (whether or not vested) held by any person or entity.

Company Warrants. shall mean any issued and outstanding warrants to purchase Company Common Stock that are not exercised or cancelled prior to the Closing Date.

Confidentiality Agreement.“Confidentiality Agreement” means Section 12 of that certain Letter of Intent dated April 24, 2007 executed between Buyer and the Company.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contract. “Contract” shall mean, with respect to any Person, any legally binding written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance, obligation, promise or undertaking of any nature to which such Person is a party or by which its properties or assets maybe bound or affected or under which it or its business, properties or assets receive benefits.

Damages. “Damages” shall have the meaning specified in Section 7.1 of the Agreement.

Damages Cap. “Damages Cap” shall have the meaning specified in Section 7.1 of the Agreement.

Damages Threshold. “Damages Threshold” shall have the meaning specified in Section 7.2 of the Agreement.

Defined Benefit Plan. “Defined Benefit Plan” shall mean either a plan described in Section 3(35) of ERISA or a plan subject to the minimum funding standards set forth in Section 302 of ERISA and Section 412 of the Code.

Employee Benefit Plan. “Employee Benefit Plan” shall have the meaning specified in Section 3(3) of ERISA.

Employment and Noncompetition Agreement.“Employment and Noncompetition Agreement” shall have the meaning specified in Section 5.9 of the Agreement.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, licensee, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity. “Entity” shall mean any corporation (including any non profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

Environmental Law. “Environmental Law” shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974.

ERISA Affiliate. “ERISA Affiliate” shall mean any Person that is, was or would be treated as a single employer with the Company under Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code.

Escrow Agent. shall mean Signature Bank, or another institution acceptable to Buyer and the Stockholders’ Agent

Escrow Agreement. “Escrow Agreement” shall have the meaning specified in Section 6.2(h) of the Agreement.

Escrow Fund. “Escrow Fund” shall have the meaning specified in Section 7.6 of the Agreement.

Exchange Agent. “Exchange Agent” shall have the meaning specified in Section 1.3(a) of the Agreement.

Expiration Date.“Expiration Date” shall have the meaning specified in Section 9.1 of the Agreement.

GAAP. shall mean United States generally accepted accounting principles.

Governmental Authorization. “Governmental Authorization” shall mean any:

(a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization that is issued, granted, given or otherwise delivered by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or

(b) right under any Contract with any Governmental Body.

Governmental Body.“Governmental Body” shall mean any:

(a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature;

(b) federal, state, local, municipal, foreign or other government;

(c) governmental or quasi governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal);

(d) multinational organization or body; or

(e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, Judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

Hazardous Material. “Hazardous Material” shall mean any substance, chemical, waste or other material which is listed, defined or otherwise identified as hazardous, toxic or dangerous under any applicable law; as well as any petroleum, petroleum product or by-product, crude oil, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas useable for fuel, and “source,” “special nuclear,” and “by-product” material as defined in the Atomic Energy Act of 1954, 42 U.S.C. §§ 2011 et seq.

Leased Premises. “Leased Premises” shall have the meaning specified in Section 2.6(d) of the Agreement.

Legal Requirement.“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Letter of Transmittal.“Letter of Transmittal” shall have the meaning specified in Section 1.3(c) of the Agreement.

Liability. “Liability” shall mean any debt, obligation, duty or liability of any nature including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability, regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

Lien. shall mean any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any sort.

Material Consents. “Material Consents” shall have the meaning specified in Section 6.2(c) of the Agreement.

Multiemployer Plan. shall mean any Pension Plan (as defined herein) that is a “multiemployer plan,” as defined in Section 3(37) of ERISA.

Order. “Order” shall mean any:

(a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award that is issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or

(b) Contract with any Governmental Body that is entered into in connection with any Proceeding.

Ordinary Course of Business. An action taken by or on behalf of the Company shall not be deemed to have been taken in the “Ordinary Course of Business” unless:

(a) such type of action is recurring in nature, consistent with the Company’s past practices and taken in the ordinary course of the Company’s normal day to day operations;

(b) such action is not required to be authorized by the Company’s Stockholders, the Company’s board of directors or any committee of the Company’s board of directors and does not require any other separate or special authorization of any nature; and

Person. “Person” shall mean any individual, Entity or Governmental Body.

Plans.“Plans” shall have the meaning specified in Section 2.16(a) of the Agreement.

Proceeding. “Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation, commenced, brought, conducted or heard by or before, or otherwise has involved, any Governmental Body or any arbitrator or arbitration panel.

Proprietary Asset. “Proprietary Asset” shall mean any patent, patent application, trademark (whether registered or unregistered and whether or not relating to a published work), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, trade secret, know how, franchise, system, computer software, invention, design, blueprint, proprietary product, technology, proprietary right or other intellectual property right.

Pro Rata Portion. shall mean, with respect to each Stockholder, the quotient obtained by dividing (i) the number of shares held by such Stockholder set forth opposite such Stockholder’s name on Schedule 1 hereto, by (ii) the total number of Shares.

Related Party. Each of the following shall be deemed to be a “Related Party”:

(a) each individual who is, or who has at any time been, an officer of the Company or a predecessor thereto;

(b) each child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in law, daughter-in-law, brother-in-law, or sister-in-law of each of the individuals referred to in clause “(a)” above, including adoptive relationships;

(c) any Entity (other than the Company) in which any one of the Persons referred to in clauses “(a)” or “(b)” above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

Representatives. “Representatives” of a specified party shall mean officers, directors, employees, attorneys, accountants, advisors and representatives of such party. The Related Parties shall be deemed to be “Representatives” of Company.

Stockholder. shall have the meaning specified in the first paragraph of the Agreement.

Stockholders’ Agent. “Stockholders’ Agent” shall have the meaning specified in Section 7.4(a) of the Agreement.

Tax. “Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax sharing agreement or similar Contract.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Termination Date.“Termination Date” shall have the meaning specified in Section 8.1(b) of the Agreement.

Total Consideration. “Total Consideration” shall have the meaning specified in Section 1.2(c) of the Agreement.

Transactional Agreements. “Transactional Agreements” shall mean:

(a) the Agreement;

(b) the Note;

(c) the Letter of Transmittal;

(d) the Employment Agreements;

(e) the Lease;

(f)  the Escrow Agreement and

(g) the Non Competition Agreement.

Transactions. “Transactions” shall mean (a) the execution and delivery of the respective Transactional Agreements, and (b) all of the transactions contemplated by the respective Transactional Agreements, including, without limitation, the Stock Purchase, and the performance by Company, Buyer, the Stockholders, and the other parties to the Transactional Agreements of their respective obligations under the Transactional Agreements.

Unaudited Interim Balance Sheet. “Unaudited Interim Balance Sheet” shall have the meaning specified in Section 2.4(b) of the Agreement.

Working Capital Statement. “Working Capital Statement” shall have the meaning specified in Section 7.8 of the Agreement.